Exhibit 10.1

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

BANK OF AMERICA, N.A.

One Bryant Park

New York, NY 10036

September 26, 2012

Tempur-Pedic International Inc.

1713 Jaggie Fox Way

Lexington, Kentucky 40511

Attention: Dale E. Williams,

Executive Vice President and

Chief Financial Officer

Project Silver

Commitment Letter

Ladies and Gentlemen:

Tempur-Pedic International Inc. (“you” or the “Borrower”) have advised Bank of America, N.A. (“Bank of America”) and Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPFS” and, together with Bank of America, the “Commitment Parties”, “we” or “us”) that you intend to acquire (the “Acquisition”) Sealy Corporation, a Delaware corporation (the “Acquired Business”). The Acquisition will be effected through the merger of a newly created wholly-owned subsidiary of yours with and into the Acquired Business, with the Acquired Business surviving such merger as your wholly-owned subsidiary. The Borrower, the Acquired Business and their respective subsidiaries are sometimes collectively referred to herein as the “Companies”.

You have also advised us that you intend to finance the Acquisition, the repayment, the defeasance or redemption of substantially all existing indebtedness of the Companies (the “Refinancing”), the costs and expenses related to the Transaction (as hereinafter defined) and the ongoing working capital and other general corporate purposes of the Companies after consummation of the Acquisition from the following sources (and that no financing other than the financing described herein will be required in connection with the Transaction): (a) $1,770,000,000 in senior secured credit facilities of the Borrower (collectively, the “Senior Credit Facilities”), comprised of (i) a term loan A facility of $650,000,000 (the “Term A Facility”), (ii) a term loan B facility of $770,000,000 (the “Term B Facility”) and (iii) a revolving credit facility of $350,000,000 (the “Revolving Credit Facility”); and (b) $350,000,000 in gross proceeds from the issuance and sale by the Borrower of senior unsecured notes (the “Notes”) or, if the Notes are not issued and sold on or prior to the date of consummation of the Acquisition, $350,000,000 in senior unsecured bridge loans (the “Bridge Loans” and, together with any Rollover Loans and Exchange Notes (each, as defined in Annex II-A hereto) the “Bridge Facility” and, collectively with the Senior Credit Facilities, the “Facilities”) made available to the Borrower as interim financing to the Permanent Securities (as defined in Annex II-A hereto). The Acquisition, the Refinancing, the entering into and funding of the Senior Credit Facilities, the issuance and sale of the Notes and/or the entering into and funding of the Bridge Loans and all related transactions are hereinafter collectively referred to as the “Transaction.” The date of consummation of the Acquisition is referred to herein as the “Closing Date.”

1. Commitments. In connection with the foregoing, (a) Bank of America is pleased to advise you of its commitment to provide the full principal amount of each of the Senior Credit Facilities (in such capacity, the “Initial Senior Lender”) and its willingness to act as the sole and exclusive administrative agent (in such capacity, the “Senior Administrative Agent”) for the Senior Credit Facilities, all subject to the conditions set forth in this letter and in Annexes I and III hereto (collectively, the “Senior Financing Summary of Terms”); (b) MLPFS is pleased to advise you of its willingness, and you hereby engage MLPFS, to act as the sole and exclusive lead arranger and sole and exclusive bookrunning manager (in such capacity, the “Senior Lead Arranger”) for the Senior Credit Facilities, and in connection therewith to form a syndicate of lenders for the Senior Credit Facilities (collectively, the “Senior Lenders”) reasonably acceptable to you; (c) Bank of America is pleased to advise you of its commitment to provide the full principal amount of the Bridge Loans (in such capacity, the “Initial Bridge Lender” and, together with the Initial Senior Lender, the “Initial Lenders”) and its willingness to act as the sole and exclusive administrative agent (in such capacity, the “Bridge Administrative Agent” and, together with the Senior Administrative Agent, each, an “Administrative Agent” and together, the “Administrative Agents”) for the Bridge Loans, all subject to the conditions set forth in this letter and in Annexes II and III hereto (collectively, the “Bridge Summary of Terms” and, together with the Senior Financing Summary of Terms, the “Summaries of Terms” and, together with this letter, the “Commitment Letter”); and (d) MLPFS is also pleased to advise you of its willingness, and you hereby engage MLPFS, to act as the sole and exclusive lead arranger and sole and exclusive bookrunning manager (in such capacity, the “Bridge Lead Arranger”; MLPFS acting in its capacity as Senior Lead Arranger and/or Bridge Lead Arranger is sometimes referred to herein as the “Lead Arranger”) for the Bridge Loans, and in connection therewith to form a syndicate of lenders for the Bridge Loans (collectively, the “Bridge Lenders” and, together with the Senior Lenders, the “Lenders”) reasonably acceptable to you. Notwithstanding anything to the contrary contained herein, the commitment of the Initial Lenders with respect to the initial fundings of the Facilities will be subject only to the satisfaction (or waiver by the applicable Initial Lenders) of the conditions precedent set forth in paragraph 5 hereof. All capitalized terms used and not otherwise defined herein shall have the same meanings as specified therefor in the Summaries of Terms.

You agree that no other arrangers, bookrunning managers, agents or co-agents will be appointed and no other titles will be awarded to any Lender in connection with the Facilities unless you and we shall so agree. Notwithstanding the foregoing, you may appoint up to two additional arrangers, bookrunning managers, agents or co-agents acceptable to the Lead Arranger (each, a “Co-Agent”) within 15 business days following the date hereof and may allocate the commitments hereunder with respect to the Facilities (and corresponding compensatory economics) to such Co-Agents; provided that (i) MLPFS will have “lead left” placement on all marketing materials relating to the Facilities and will perform the duties and exercise the authority customarily performed and exercised by it in such role, including acting as sole manager of the physical books; (ii) such commitments shall be allocated to such Co-Agents on a pro rata basis across the Facilities; (iii) such Co-Agents assume the obligations of the Commitment Parties hereunder on terms reasonably acceptable to the Commitment Parties and the Borrower; (iv) the Initial Lenders’ commitments hereunder are reduced ratably by the aggregate amount of the commitments allocated to such Co-Agents; (v) no Co-Agent shall be allocated a greater percentage of the commitments hereunder with respect to any Facility (and corresponding compensatory economics) than Bank of America; and (vi) not more than 40.0% of the commitments hereunder with respect to any Facility (and corresponding compensatory economics) shall be so allocated.

2. Syndication. The Lead Arranger intends to commence syndication of the Facilities promptly after your acceptance of the terms of this Commitment Letter and the Fee Letters (as hereinafter defined). Without limiting your obligations to assist with syndication efforts as set forth herein, it is understood that the Initial Lenders’ commitments hereunder are not conditioned upon the syndication of, or receipt of commitments or participations in respect of, the Facilities and in no event shall the commencement or successful completion of syndication of the Facilities constitute a condition to the availability of the Facilities on the Closing Date. You agree, prior to the Syndication Date (as hereinafter defined), to actively assist, and to use your commercially reasonable efforts to cause the Acquired Business and its subsidiaries to actively assist, the Lead Arranger in achieving a syndication of each such Facility that is satisfactory to the Lead Arranger and you; provided that, notwithstanding each Lead Arranger’s right to syndicate the Facilities and receive commitments with respect thereto (but subject to the last paragraph of paragraph 1 of this Commitment Letter regarding the appointment of, and assignment of commitments, to Co-Agents), it is agreed that (i) syndication of, or receipt of commitments or participations in respect of, all or any portion of an Initial Lenders’ commitments hereunder prior to the date of the consummation of the Acquisition and the date of the initial funding under the Facilities shall not be a condition to such Initial Lender’s commitments and (ii) except as (x) provided in the fourth paragraph of paragraph 8 below with respect to assignments to Co-Agents or (y) as you otherwise agree in writing, (a) no Initial Lender shall be relieved, released or novated from its obligations hereunder (including its obligation to fund the Facilities on the Closing Date) in connection with any syndication, assignment or participation of the Facilities, including its commitments in respect thereof, until after the initial funding of the Facilities has occurred; (b) no assignment or novation shall become effective with respect to all or any portion of any Initial Lender’s commitments in respect of the Facilities until after the initial funding of the Facilities; and (c) each Commitment Party shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the Facilities, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the Closing Date has occurred and the initial funding under the Facilities has been made. Such assistance shall include (a) your providing and (subject to customary non-reliance agreements) causing your advisors to provide, and using your commercially reasonable efforts to cause the Acquired Business, its subsidiaries and its advisors to provide, the Lead Arranger and the Lenders upon request with all information reasonably deemed necessary by the Lead Arranger to complete such syndication, including, but not limited to (x) information and evaluations prepared by you, the Acquired Business and your and its advisors, or on your or its behalf, relating to the Transaction (including the Projections (as hereinafter defined) and (y) customary forecasts prepared by management of the Companies of balance sheets, income statements and cash flow statements for each fiscal quarter for the first twelve months following the Closing Date and for each year commencing with the first fiscal year following the Closing Date and for each of the succeeding four fiscal years thereafter; (b) your preparation of a customary information memorandum with respect to each of the Facilities (each, an “Information Memorandum”) and other customary materials to be used in connection with the syndication of each such Facility (collectively with the Summaries of Terms and any additional summary of terms prepared for distribution to Public Lenders (as hereinafter defined)), the “Information Materials”); (c) your using your commercially reasonable efforts to ensure that the syndication efforts of the Lead Arranger benefit materially from your existing lending relationships and the existing banking relationships of the Acquired Business; (d) your obtaining, prior to the launch of primary syndication, monitored public corporate credit or family ratings for you after giving effect to the Transaction and ratings of the Senior Credit Facilities and the Bridge Loans and the Notes from Moody’s Investors Service, Inc. (“Moody’s”) and Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“S&P”) (collectively, the “Ratings”); (e) your ensuring, and with respect to the Acquired Business, using your commercially reasonable efforts to ensure, that none of the Companies shall syndicate or issue, attempt to syndicate or issue, announce or authorize the announcement of the syndication or issuance of, or engage in discussions concerning the syndication or issuance of, any debt of the Companies (other than the Facilities and the Notes), including any renewals or refinancings of any existing debt, that, in the reasonable judgment of the Lead Arranger, could reasonably be expected to materially and adversely affect the syndication of the Facilities without the prior written consent of the Lead Arranger (it being understood and agreed that the following debt may be syndicated and issued without the prior written consent of the Lead Arranger: (i) capital leases and purchase money and equipment financing indebtedness incurred in the ordinary course of business, (ii) indebtedness incurred by the Acquired Business under Section 5.1 of the Acquisition Agreement (as in effect on the date hereof without giving effect to any amendments thereto or consents thereunder without the consent of the Lead Arranger), (iii) intercompany indebtedness and (iv) other indebtedness in an aggregate amount not to exceed $40,000,000); and (f) your otherwise assisting the Lead Arranger in its syndication efforts, including by making your officers and advisors, and using your commercially reasonable efforts to make the officers and advisors of the Acquired Business, available from time to time upon reasonable advance notice to attend and make presentations regarding the business and prospects of the Companies and the Transaction at one or more meetings of prospective Lenders. Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letters or any other letter agreement or undertaking concerning the financing of the Transactions to the contrary, neither the obtaining of the Ratings referenced above nor the compliance with any of the other provisions set forth in clauses (a) through (f) above or any other provision of this paragraph shall constitute a condition to the commitments hereunder or the funding of the Facilities on the Closing Date.

It is understood and agreed that the Lead Arranger will manage and control all aspects of the syndication of the Facilities in consultation with you and, as to the selection of Lenders, with your approval (such approval not to be unreasonably withheld or delayed), and, subject to the second paragraph in Section 1 above, any titles offered to prospective Lenders, when commitments will be accepted and the final allocations of the commitments among the Lenders. It is understood that no Lender participating in the Facilities will receive compensation from you in order to obtain its commitment, except on the terms contained herein and in the Summaries of Terms. It is also understood and agreed that the amount and distribution of the fees among the Lenders will be at the sole and absolute discretion of the Lead Arranger.

3. Information Requirements. You hereby represent, warrant and covenant (with respect to Information relating to the Acquired Business, to the best of your knowledge) that (a) all information, other than Projections (as defined below), that has been or is hereafter made available to the Lead Arranger or any of the Lenders by or on behalf of you or any of your representatives in connection with any aspect of the Transaction (including such information relating to the Acquired Business) (the “Information”) is and will be complete and correct when taken as a whole, in all material respects, and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in the light of the circumstances under which they were made, not misleading and (b) all financial projections concerning the Companies that have been or are hereafter made available to the Lead Arranger or any of the Lenders by or on behalf of you or any of your representatives (the “Projections”) have been or will be prepared in good faith based upon reasonable assumptions (it being understood and agreed that the Projections are not to be viewed as a guarantee of financial performance or achievement, that the Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, and that actual results may differ from the Projections and such differences may be material). You agree that if at any time prior to the later of (a) the earlier of (i) the date on which a Successful Syndication (as defined in the Facilities Fee Letter (as hereinafter defined)) is achieved and (ii) 60 days following the Closing Date (such earlier date, the “Syndication Date”) and (b) the Closing Date any of the representations in the preceding sentence would be incorrect in any material respect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will promptly supplement, or cause to be supplemented, the Information and Projections so that such representations will be correct in all material respects at such time. In issuing this commitment and in arranging and syndicating each of the Facilities, the Commitment Parties are and will be using and relying on the Information and the Projections without independent verification thereof. For the avoidance of doubt, nothing in this paragraph will constitute a condition to the availability of the Facilities on the Closing Date.

You acknowledge that (a) the Lead Arranger on your behalf will make available Information Materials to the proposed syndicate of Lenders by posting the Information Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain prospective Lenders (such Lenders, “Public Lenders”; all other Lenders, “Private Lenders”) may have personnel that do not wish to receive material non-public information (within the meaning of the United States federal securities laws, “MNPI”) with respect to the Companies, their respective affiliates or any other entity, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such entities’ securities. If requested, you will assist us in preparing an additional version of the Information Materials not containing MNPI (the “Public Information Materials”) to be distributed to prospective Public Lenders.

Before distribution of any Information Materials (a) to prospective Private Lenders, you shall provide us with a customary letter authorizing the dissemination of the Information Materials; and (b) to prospective Public Lenders, you shall provide us with a customary letter authorizing the dissemination of the Public Information Materials and confirming the absence of MNPI therefrom. In addition, you hereby agree that (x) you will use commercially reasonable efforts to identify (and, at our request, shall identify) that portion of the Information Materials that may be distributed to the Public Lenders by clearly and conspicuously marking the same as “PUBLIC”; (y) all Information Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”; and (z) MLPFS and Bank of America shall be entitled to treat any Information Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

You agree that the Lead Arranger on your behalf may distribute the following documents to all prospective Lenders, unless you advise the Lead Arranger in writing (including by email) within a reasonable time prior to their intended distributions that such material should only be distributed to prospective Private Lenders: (a) administrative materials for prospective Lenders such as lender meeting invitations and funding and closing memoranda, (b) notifications of changes to the terms of the Facilities and (c) other materials intended for prospective Lenders after the initial distribution of the Information Materials, including drafts approved in writing by you and us and final versions of definitive documents with respect to the Facilities. If you advise us that any of the foregoing items should be distributed only to Private Lenders, then the Lead Arranger will not distribute such materials to Public Lenders without further discussions with you. You agree that Information Materials made available to prospective Public Lenders in accordance with this Commitment Letter shall not contain MNPI.

4. Fees and Indemnities.

(a) You agree to reimburse the Commitment Parties for all reasonable out-of-pocket fees and expenses (including, but not limited to, the reasonable and documented fees, actual disbursements and other out-of-pocket expenses of Davis Polk & Wardwell LLP, as counsel to the Lead Arranger, the Senior Administrative Agent and the Bridge Administrative Agent, and of any special and local counsel to the Lenders retained by the Lead Arranger and reasonable due diligence expenses) incurred in connection with the Facilities, the syndication thereof, the preparation of the Credit Documentation (as defined below) therefor and the other transactions contemplated hereby, whether or not the Closing Date occurs or any of the Credit Documentation is executed and delivered or any extensions of credit are made under either of the Facilities. Such amounts shall be paid on the earlier of (i) the Closing Date or (ii) three (3) business days following the termination of this Commitment Letter as provided below. You acknowledge that we may receive a benefit, including without limitation, a discount, credit or other accommodation, from any of such counsel based on the fees such counsel may receive on account of their relationship with us including, without limitation, fees paid pursuant hereto. You agree to pay the fees set forth in (x) the separate facilities fee letter addressed to you dated the date hereof from the Commitment Parties (the “Facilities Fee Letter”) and (y) the separate agent fee letter addressed to you dated the date hereof from the Commitment Parties (the “Agent Fee Letter” and, together with the Facilities Fee Letter, the “Fee Letters”). Upon your reasonable written request from time to time, the Commitment Parties shall provide an estimate of the aggregate amount of fees, disbursements and other out-of-pocket expenses incurred by counsel to the Commitment Parties prior to such time.

(b) You also agree to indemnify and hold harmless each of the Commitment Parties, each other Lender and each of their affiliates, successors and assigns and their respective partners, officers, directors, employees, trustees, agents and advisors (each, an “Indemnified Party”) from and against (and will reimburse each Indemnified Party following presentation of a summary statement as the same are incurred for) any and all claims, damages, losses, liabilities and expenses (including, without limitation, the reasonable and documented fees, actual disbursements and other out-of-pocket expenses of counsel to any Indemnified Party) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (a) any aspect of the Transaction or any of the other transactions contemplated thereby or (b) the Facilities, or any use made or proposed to be made with the proceeds thereof (in all cases, whether or not caused or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnified Party), except to the extent such claim, damage, loss, liability or expense (i) is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from (x) such Indemnified Party’s gross negligence or willful misconduct or (y) a material breach of such Indemnified Party’s obligations hereunder or under the Fee Letters (it being understood and agreed that each Indemnified Party shall be obligated to refund or return any and all amounts paid by you under this clause (i) to such Indemnified Party for any such claims, damages, losses, liabilities or expenses to the extent such Indemnified Party is found in a final non-appealable judgment by a court of competent jurisdiction not to be entitled to payment of such amounts in accordance with the terms hereof) or (ii) arises from a dispute solely among the Indemnified Parties (other than a dispute involving claims against us in our capacity as the Lead Arranger, the Administrative Agent, bookrunning manager, co-agent or similar capacity), and in any such event described in this clause (iii) solely to the extent that the underlying dispute does not arise as a result of any action, inaction or representation of, or information provided by or on behalf of, you or any of your subsidiaries. In the case of any claim, litigation, investigation or proceeding (any of the foregoing, a “Proceeding”) to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such Proceeding is brought by you, your equity holders or creditors or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not any aspect of the Transaction is consummated. You also agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to you or your subsidiaries arising out of, related to or in connection with any aspect of the Transaction, except to the extent of direct (as opposed to special, indirect, consequential or punitive) damages determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence, willful misconduct or material breach of this Commitment Letter or the Fee Letters. Notwithstanding any other provision of this Commitment Letter, no Indemnified Party shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems, other than for direct, actual damages resulting from the gross negligence or willful misconduct of such Indemnified Party as determined by a final non-appealable judgment of a court of competent jurisdiction. You shall not, without the prior written consent of an Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), effect any settlement of any pending or threatened Proceeding against an Indemnified Party in respect of which indemnity could have been sought hereunder by such Indemnified Party unless (i) such settlement includes an unconditional release of such Indemnified Party from all liability or claims that are the subject matter of such Proceeding and (ii) does not include any statement as to any admission of liability.

It is acknowledged that you and MLPFS have entered into an Engagement Letter dated August 1, 2012 (the “Financial Advisor Engagement Letter”) whereby MLPFS has been retained by you as your financial advisor in connection with the Acquisition. You agree not to assert any claim you might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from, on the one hand, the engagement of MLPFS under the Financial Advisory Engagement Letter, and on the other hand, our and our affiliates’ relationships with you as described and referred to in this Commitment Letter.

5. Conditions to Financing. The commitment of the Initial Senior Lender with respect to the initial funding of the Senior Credit Facilities and the commitment of the Initial Bridge Lender with respect to the initial funding of the Bridge Loans are subject solely to (a) the satisfaction (or waiver by the applicable Initial Lenders) of each of the conditions set forth under Annex III hereto and (b) subject to the Funds Certain Provisions (as defined below), the execution and delivery of definitive credit documentation with respect to each such Facility consistent with this Commitment Letter, the Fee Letters and the Documentation Standard (as defined in Annex I hereto) and, to the extent terms are not provided in the in this Commitment Letter, the Fee Letters or the Documentation Standard, otherwise satisfactory to you and us (the “Credit Documentation”) prior to such initial funding.

Notwithstanding anything in this Commitment Letter, the Fee Letters, the Credit Documentation or any other letter agreement or other undertaking concerning the financing of the Transaction to the contrary, (a) the Credit Documentation shall be in a form such that the terms thereof do not impair availability of the Facilities on the Closing Date if the conditions in Annex III and paragraph 5 hereof shall have been satisfied, and (b) the only representations and warranties the accuracy of which shall be a condition to the availability of the Facilities on the Closing Date shall be those set forth in paragraph (ii) of Annex III hereto. The provisions of this paragraph are referred to herein as the “Funds Certain Provisions.”

Each of the parties hereto agrees that this Commitment Letter and the Fee Letters is a binding and enforceable agreement (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law)) with respect to the subject matter contained herein, including an agreement to negotiate in good faith the Credit Documentation by the parties hereto in a manner consistent with this Commitment Letter and, to the extent applicable, the Fee Letters, it being acknowledged and agreed that the funding of the Facilities is subject only to the conditions precedent as provided herein.

6. Confidentiality and Other Obligations. This Commitment Letter and the Fee Letters and the contents hereof and thereof are confidential and, may not be disclosed in whole or in part to any person or entity without our prior written consent except (i) this Commitment Letter and the Fee Letters may be disclosed (A) on a confidential basis to your directors, officers, employees, accountants, attorneys and other representatives and professional advisors who need to know such information in connection with the Transaction and are informed of the confidential nature of such information, (B) pursuant to the order of any court or administrative agency in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process based on the reasonable advice of your legal counsel (in which case you agree to inform us promptly thereof prior to such disclosure to the extent permitted by applicable law), and (C) on a confidential basis to the directors, officers, employees, accountants, attorneys and other representatives and professional advisors of the Acquired Business in connection with their consideration of the Transaction, provided that the Fee Letters are redacted in a manner reasonably satisfactory to us, (ii) Annex I and Annex II and the existence of this Commitment Letter and the Fee Letters (but not the contents of the Commitment Letter and the Fee Letters) may be disclosed to Moody’s, S&P, NAIC and any other rating agency on a confidential basis, (iii) the aggregate amount of the fees (including upfront fees and original issue discount) payable under the Fee Letters may be disclosed as part of generic disclosure regarding sources and uses for closing of the Financing (but without disclosing any specific fees, market flex or other economic terms set forth therein or to whom such fees or other amounts are owed), (iv) the Commitment Letter and the Fee Letters may be disclosed on a confidential basis to your auditors after the Closing Date for customary accounting purposes, including accounting for deferred financing costs, (v) you may disclose the Commitment Letter (but not the Fee Letters) and its contents in any proxy or other public filing relating to the Acquisition and (vi) the Commitment Letter and Fee Letters may be disclosed to a court, tribunal or any other applicable administrative agency or judicial authority in connection with the enforcement of your rights hereunder (in which case you agree to inform us promptly thereof prior to such disclosure to the extent permitted by applicable law).

The Commitment Parties shall use all confidential information provided to them by or on behalf of you hereunder solely for the purpose of providing the services which are the subject of this Commitment Letter and otherwise in connection with the Transaction and shall treat confidentially all such information; provided, however, that nothing herein shall prevent the Commitment Parties from disclosing any such information (i) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case the Commitment Parties agree to inform you promptly thereof to the extent not prohibited by law, rule or regulation), (ii) upon the request or demand of any regulatory authority having jurisdiction over the Commitment Parties or any of their respective affiliates, (iii) to the extent that such information becomes publicly available other than by reason of disclosure in violation of this agreement by the Commitment Parties, (iv) to the Commitment Parties’ affiliates, employees, legal counsel, independent auditors and other experts, professionals or agents who need to know such information in connection with the Transaction and are informed of the confidential nature of such information, (v) for purposes of establishing a “due diligence” defense, (vi) to the extent that such information is received by the Commitment Parties from a third party that is not to the Commitment Parties’ knowledge subject to confidentiality obligations to you, (vii) to the extent that such information is independently developed by the Commitment Parties, (viii) to potential Lenders, participants, assignees or any direct or indirect contractual counterparties to any swap or derivative transaction relating to you or your obligations under the Facilities, in each case, who agree to be bound by the terms of this paragraph (or language not less restrictive than this paragraph or as otherwise reasonably acceptable to you and each Commitment Party, including as may be agreed in any confidential information memorandum or other marketing material), (ix) to Moody’s and S&P and to Bloomberg, LSTA and similar market data collectors with respect to the syndicated lending industry; provided that such information is limited to Annex I and Annex II and is supplied only on a confidential basis, or (x) with your prior written consent. This paragraph shall terminate on the earlier of (a) execution and delivery of the Credit Documentation and (b) the second anniversary of the date hereof.

You acknowledge that the Commitment Parties or their affiliates may be providing financing or other services to parties whose interests may conflict with yours. The Commitment Parties agree that they will not furnish confidential information obtained from you to any of their other customers and will treat confidential information relating to the Companies and their respective affiliates with the same degree of care as they treat their own confidential information. The Commitment Parties further advise you that they will not make available to you confidential information that they have obtained or may obtain from any other customer. In connection with the services and transactions contemplated hereby, you agree that the Commitment Parties are permitted to access, use and share with any of their bank or non-bank affiliates, agents, advisors (legal or otherwise) or representatives any information concerning the Companies or any of their respective affiliates that is or may come into the possession of the Commitment Parties or any of such affiliates.

In connection with all aspects of each transaction contemplated by this Commitment Letter, you acknowledge and agree, and acknowledge your affiliates’ understanding, that: (i) each of the Facilities and any related arranging or other services described in this Commitment Letter is an arm’s-length commercial transaction between you and your affiliates, on the one hand, and the Commitment Parties, on the other hand, (ii) the Commitment Parties have not provided any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby and you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate, (iii) you are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby, (iv) in connection with the financing transactions contemplated hereby and the process leading to such transactions, each of the Commitment Parties has been, is, and will be acting solely as a principal and has not been, is not, and will not be acting as an advisor, agent or fiduciary for you or any of your affiliates, stockholders, creditors or employees or any other party, (v) the Commitment Parties have not assumed and will not assume an advisory, agency or fiduciary responsibility in your or your affiliates’ favor with respect to any of the financing transactions contemplated hereby or the process leading thereto, and the Commitment Parties have no obligation to you or your affiliates with respect to the financing transactions contemplated hereby except those obligations expressly set forth in this Commitment Letter, and (vi) the Commitment Parties and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and those of your affiliates, and the Commitment Parties have no obligation to disclose any of such interests to you or your affiliates. To the fullest extent permitted by law and without limiting the provisions of paragraph 4(b), you hereby waive and release any claims that you may have against the Commitment Parties with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any financing transaction contemplated by this Commitment Letter.

The Commitment Parties hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “U.S.A. Patriot Act”), each of them is required to obtain, verify and record information that identifies you, which information includes your name and address and other information that will allow the Commitment Parties, as applicable, to identify you in accordance with the U.S.A. Patriot Act.

7. Survival of Obligations. The provisions of paragraphs 2, 3, 4, 6 and 8 shall remain in full force and effect regardless of whether any Credit Documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or any commitment or undertaking of the Commitment Parties hereunder, provided that (i) the provisions of paragraphs 2 and 3 shall not survive if the commitments and undertakings of the Commitment Parties are terminated by any party hereto prior to the effectiveness of the Senior Credit Facilities and funding of the Bridge Facility, (ii) if the Facilities close and the Credit Documentation is executed and delivered (A) the provisions of paragraphs 2 and 3 shall survive only until the date a Successful Syndication is achieved and (B) the provisions under paragraph 4 and the second paragraph of Section 6 shall be superseded and deemed replaced by the terms of the Credit Documentation governing such matters (solely to the extent such provisions are set forth therein).

8. Miscellaneous. This Commitment Letter and the Fee Letters may be executed in multiple counterparts and by different parties hereto in separate counterparts, all of which, taken together, shall constitute an original. Delivery of an executed counterpart of a signature page to this Commitment Letter or the Fee Letters by telecopier, facsimile or other electronic transmission (e.g., a “pdf” or “tiff”) shall be effective as delivery of a manually executed counterpart thereof. Headings are for convenience of reference only and shall not affect the construction of, or be taken into consideration when interpreting, this Commitment Letter or the Fee Letters.

This Commitment Letter and the Fee Letters shall be governed by, and construed in accordance with, the laws of the State of New York; provided that the interpretation of whether a Company Material Adverse Effect (as defined in Annex III hereto) has occurred shall be construed and interpreted in accordance with the laws of the State of Delaware. Each party hereto hereby irrevocably waives any and all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter, the Fee Letters, the Transaction and the other transactions contemplated hereby and thereby or the actions of the Commitment Parties in the negotiation, performance or enforcement hereof. Each party hereto hereby irrevocably and unconditionally submits to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan in New York City in respect of any suit, action or proceeding arising out of or relating to the provisions of this Commitment Letter, the Fee Letters, the Transaction and the other transactions contemplated hereby and thereby and irrevocably agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in any such court. The parties hereto agree that service of any process, summons, notice or document by registered mail addressed to you shall be effective service of process against you for any suit, action or proceeding relating to any such dispute. Each party hereto waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceedings brought in any such court, and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. A final judgment in any such suit, action or proceeding brought in any such court may be enforced in any other courts to whose jurisdiction the applicable party is or may be subject by suit upon judgment.

This Commitment Letter, together with the Fee Letters, embodies the entire agreement and understanding among the parties hereto and your affiliates with respect to the Facilities and supersedes all prior agreements and understandings relating to the subject matter hereof. No party has been authorized by the Commitment Parties to make any oral or written statements that are inconsistent with this Commitment Letter. Neither this Commitment Letter (including the attachments hereto) nor the Fee Letters may be amended or any term or provision hereof or thereof waived or modified except by an instrument in writing signed by each of the parties hereto.

This Commitment Letter may not be assigned by you without our prior written consent (and any purported assignment without such consent will be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and the Indemnified Parties). Each Commitment Party may assign its commitment hereunder, in whole or in part, to any of its affiliates or to any Lender; provided that, other than with respect to an assignment to a Co-Agent or as you otherwise agree in writing, such Commitment Party shall not be released from the portion of its commitment hereunder so assigned to the extent such assignee fails to fund the portion of the commitment assigned to it on the Closing Date notwithstanding the satisfaction of the conditions to funding set forth herein.

Please indicate your acceptance of the terms of the Facilities set forth in this Commitment Letter and the Fee Letters by returning to us executed counterparts of this Commitment Letter and the Fee Letters not later than 8:00 p.m. (New York City time) on September 27, 2012, whereupon the undertakings of the parties with respect to the Facilities shall become effective to the extent and in the manner provided hereby. This offer shall terminate with respect to the Facilities if not so accepted by you at or prior to that time. Thereafter, all commitments and undertakings of the Commitment Parties hereunder will expire on the earliest of (a) September 26, 2013, unless the Closing Date occurs on or prior thereto, (b) the closing of the Acquisition without the use of the Senior Credit Facilities and the Bridge Facility, (c) the entry into Alternative Financing (as defined in the Acquisition Agreement referred to on Annex III), (d) the entry into an Alternative Acquisition Agreement (as defined in the Acquisition Agreement referred to in Annex III), (e) the termination of the Acquisition Agreement and (f) the public announcement of the abandonment of the Acquisition by you or any of your affiliates in a public statement or filing.

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We are pleased to have the opportunity to work with you in connection with this important financing.

Very truly yours,

BANK OF AMERICA, N.A.

By:	/s/ Heather Lamberton
Name:	Heather Lamberton
Title:	Managing Director

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:	/s/ Heather Lamberton
Name:	Heather Lamberton
Title:	Managing Director

The provisions of this Commitment Letter are accepted and agreed to as of the date first written above:

TEMPUR-PEDIC INTERNATIONAL INC.

By:	/s/ Dale E. Williams.
Name:	Dale E. Williams
Title:	Executive Vice President and Chief Financial Officer

Signature Page to Commitment Letter

ANNEX I

SUMMARY OF TERMS AND CONDITIONS

SENIOR CREDIT FACILITIES

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Annex I is attached.

Borrower:	Tempur-Pedic International Inc. (the “Borrower”). The Borrower may designate one or more domestic subsidiaries as additional borrowers from time to time, subject to customary terms and conditions to be set forth in the Credit Documentation.

Guarantors:	The obligations of the Borrower and its domestic subsidiaries under the Senior Credit Facilities (as hereinafter defined) and under any treasury management, interest protection or other hedging arrangements entered into with a Senior Lender (or an affiliate thereof) will be guaranteed by each of the existing and future direct and indirect wholly-owned domestic subsidiaries of the Borrower (including, without limitation, following the Acquisition and the Merger, the Acquired Business, but excluding any wholly-owned domestic subsidiary (x) owned by a foreign subsidiary or (y) that has no material assets other than the equity interests of one or more foreign subsidiaries (each such entity, a “Foreign Sub Holdco”); provided that in no event shall any immaterial subsidiary of the Borrower (to be defined in the Credit Documentation with reference to individual and aggregate asset and revenue thresholds to be agreed) be obligated to guarantee the obligations (collectively, the “Guarantors”). All guarantees will be guarantees of payment and not of collection.

Administrative and Collateral Agent:	Bank of America, N.A. (“Bank of America”) will act as sole and exclusive administrative and collateral agent for the Senior Lenders (the “Administrative Agent”).

Sole Lead Arranger and Sole Bookrunning Manager:	Subject to the terms of Section 1 of the Commitment Letter, Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPFS”) will act as sole and exclusive lead arranger and sole and exclusive bookrunning manager for the Senior Credit Facilities (the “Senior Lead Arranger”).

Senior Lenders:	Banks, financial institutions and institutional lenders selected by the Senior Lead Arranger and reasonably acceptable to the Borrower and, after the initial funding of the Senior Credit Facilities, subject to the restrictions set forth in the Assignments and Participations section below.

Existing Credit Agreement:	Amended and Restated Credit Agreement, dated as of June 28, 2011 (as amended prior to the Closing Date, “Existing Credit Agreement”), among Tempur-Pedic Management, Inc. and Dan-Foam ApS, as borrowers (the “Existing Borrowers”), Tempur-Pedic International Inc.,

Annex I-1

Tempur World, LLC and certain subsidiaries and affiliates of the Existing Borrowers, as guarantors, Bank of America, N.A., as domestic administrative agent and domestic collateral agent, Nordea Bank DanMark A/S, as foreign administrative agent and foreign collateral agent, Fifth Third and JPMorgan Chase Bank, N.A., as U.S. co-agents, and Wells Fargo Bank, National Association, as syndication agent.

Senior Credit Facilities:	An aggregate principal amount of up to $1,770,000,000 will be available through the following facilities (such facilities, the “Senior Credit Facilities”):

Term A Facility: a $650,000,000 term loan facility, all of which will be drawn on the Closing Date (the “Term A Facility”).

Term B Facility: a $770,000,000 term loan facility, all of which will be drawn on the Closing Date (the “Term B Facility” and, together with the Term A Facility, the “Term Loan Facilities”).

Revolving Credit Facility: a $350,000,000 revolving credit facility (the “Revolving Credit Facility”), available from time to time on or after the Closing Date until the fifth anniversary of the Closing Date, and to include a sublimit of $100,000,000 for the issuance of standby and commercial letters of credit (each, a “Letter of Credit”) and a sublimit of $50,000,000 for swingline loans (each, a “Swingline Loan”). Letters of Credit will be initially issued by Bank of America (in such capacity, the “Issuing Bank”), and each of the Senior Lenders under the Revolving Credit Facility will purchase an irrevocable and unconditional participation in each Letter of Credit and each Swingline Loan. Borrowings under the Revolving Credit Facility on the Closing Date will be limited to not more than (x) $140,000,000 to finance the Acquisition and to pay fees and expenses incurred in connection with the Transaction and (y) $10,000,000 for working capital and other general corporate purposes. In addition, Letters of Credit may be issued on the Closing Date in order to backstop, roll over or replace letters of credit outstanding under the Existing Credit Agreement and the existing credit facility of the Acquired Business.

Swingline Option:	Bank of America, N.A., in its capacity as the swingline lender (in such capacity, the “Swingline Lender”), will make Swingline Loans available on a same day basis. The Borrower must repay each Swingline Loan upon demand of the Swingline Lender (and in any event on the fifth anniversary of the Closing Date).

Purpose:	The proceeds of the borrowings under the Senior Credit Facilities on the Closing Date, together with proceeds from the Notes and/or the Bridge Loans and cash on of the balance sheet of the Borrower and the Guarantors, shall be used (i) to finance the Acquisition and the Refinancing and (ii) to pay fees and expenses incurred in connection with the Transaction. The proceeds of the Revolving Credit Facility shall be used to provide ongoing working capital and for other general corporate purposes of the Borrower and its subsidiaries. For the avoidance of doubt, the Credit Documentation shall not require the Borrower to repatriate cash from any foreign subsidiary for purposes of financing the Acquisition.

Annex I-2

Interest Rates:	The interest rates per annum applicable to the Senior Credit Facilities will be, at the option of the Borrower (i) LIBOR plus the Applicable Margin (as hereinafter defined) or (ii) the Base Rate plus the Applicable Margin. The Applicable Margin means (a) with respect to the Term A Facility and the Revolving Credit Facility, (i) until financial statements for the first full fiscal quarter after the Closing Date are delivered, 2.50% per annum, in the case of LIBOR advances, and 1.50% per annum, in the case of Base Rate advances, and (ii) thereafter, a percentage per annum to be determined in accordance with a pricing grid based on the Consolidated Total Net Leverage Ratio (to be defined in the Credit Documentation as total debt (net of up to $150 million of unrestricted cash and cash equivalents of the Borrower and its subsidiaries (with a discount of 40% applied to unrestricted cash and cash equivalents of foreign subsidiaries of the Borrower))/Consolidated EBITDA (as defined below)) to be agreed, and (b) with respect to the Term B Facility, 3.25% per annum, in the case of LIBOR advances, and 2.25% per annum, in the case of Base Rate advances.

“Consolidated EBITDA” will be defined in the Credit Documentation and include add-backs for, among others to be agreed, (i) costs, fees, expenses or premiums paid with respect to (A) the Transaction and (B) amendments, waivers, modifications of the Credit Documentation, (ii) unusual or non-recurring charges and restructuring charges or reserves (including severance, relocation costs and one-time compensation charges and other costs related to closure of facilities or impairment of facilities) (subject to a cap to be agreed), (iii) transaction costs associated with permitted acquisitions (whether or not consummated), permitted dispositions (whether or not consummated) and permitted investments (whether or not consummated), (iv) non-cash expenses, charges and losses as set forth in ASC 805, (v) non-cash charges (other than accruals of liabilities in the ordinary course of business) and (vi) deductions for minority interest expense (except to the extent of dividends to minority stockholders during the applicable period).

Each Swingline Loan shall bear interest at the Base Rate plus the Applicable Margin for Base Rate loans under the Revolving Credit Facility.

The Borrower may select interest periods of one, two, three or six months (and, if agreed to by all relevant Senior Lenders, nine or twelve months) for LIBOR advances. Interest shall be payable at the end of the selected interest period, but no less frequently than quarterly.

“LIBOR” and “Base Rate” will have meanings customary and appropriate for financings of this type; provided that (x) LIBOR with respect to the Term B Facility will be deemed to be not less than 1.00% per annum and (y) the Base Rate will be deemed to be not less than 100 basis points higher than one-month LIBOR.

Annex I-3

During the continuance of an event of default for non-payment of principal, interest or any other amount, interest will accrue on such overdue principal, interest or other amount at the Default Rate (as defined below). During the continuance of a bankruptcy event of default, the principal amount of all outstanding obligations will bear interest at the Default Rate. As used herein, “Default Rate” means (i) on the principal of any loan at a rate of 200 basis points in excess of the rate otherwise applicable to such loan and (ii) on any other overdue amount at a rate of 200 basis points in excess of the non-default rate of interest then applicable to Base Rate loans under the Term B Facility.

Commitment Fee:	For the period commencing on the Closing Date through the last day of the first fiscal quarter ending thereafter, a commitment fee of 0.50% per annum, with a step down to 0.375% per annum for any fiscal quarterly period thereafter for which the Consolidated Total Net Leverage Ratio as of the last day of the most recently completed fiscal quarter is equal to or less than a level to be agreed, shall be payable on the actual daily unused portions of the Revolving Credit Facility during each such applicable period, such fee to be payable quarterly in arrears and on the date of termination or expiration of the commitments under the Revolving Credit Facility. Swingline Loans will not be considered utilization of the Revolving Credit Facility for purposes of this calculation. No commitment fee shall be paid to any defaulting lender.

Calculation of Interest and Fees:	Other than calculations in respect of interest at the Base Rate (which shall be made on the basis of actual number of days elapsed in a 365/366 day year), all calculations of interest and fees shall be made on the basis of actual number of days elapsed in a 360-day year.

Cost and Yield Protection:	Subject to the Documentation Standard (as defined below) and customary for transactions and facilities of this type, including, without limitation, in respect of breakage or redeployment costs incurred in connection with prepayments, changes in capital adequacy and capital requirements or their interpretation, illegality, unavailability, reserves without proration or offset and payments free and clear of withholding or other taxes; provided that for all purposes of the Credit Documentation, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines and directives promulgated thereunder and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case, pursuant to Basel III, shall be deemed introduced or adopted after the Closing Date.

Letter of Credit Fees:	Letter of Credit fees equal to the Applicable Margin from time to time on LIBOR advances under the Revolving Credit Facility on a per annum basis will be payable quarterly in arrears and shared proportionately

Annex I-4

by the Senior Lenders under the Revolving Credit Facility. In addition, a fronting fee equal to 10 basis points per annum will be payable to the Issuing Bank for its own account, as well as reasonable customary issuance and documentary fees. Both the Letter of Credit fees and the fronting fees will be calculated on the amount available to be drawn under each outstanding Letter of Credit.

Maturity:	Term A Facility: 5 years after the Closing Date.

Term B Facility: 7 years after the Closing Date.

Revolving Credit Facility: 5 years after the Closing Date.

Amendment and Extension:	The Credit Documentation shall provide the right of individual Senior Lenders to agree to extend the maturity of their loans and commitments under the Senior Credit Facilities upon the request of the Borrower and without the consent of any other Senior Lender (and as further described under “Waivers and Amendments” below).

Incremental Facilities:	The Credit Documentation will permit the Borrower to add one or more incremental term loan facilities to the Credit Facilities (each, an “Incremental Term Facility”) and/or increase commitments under the Revolving Credit Facility (any such increase, an “Incremental Revolving Facility”; the Incremental Term Facilities and the Incremental Revolving Facilities are collectively referred to as “Incremental Facilities”) in an aggregate amount of up to the greater of (x) $350,000,000 and (y) the maximum amount at such time that could be incurred without causing the Consolidated Secured Leverage Ratio (to be defined in the Credit Documentation) to exceed 3.00:1.00 (and, for purposes of the test in this clause (y) to include all such Incremental Facilities, assuming they were fully drawn, and whether or not secured and whether secured on a first-lien or junior basis (without netting the proceeds thereof)); provided that (i) no Lender will be required to participate in any such Incremental Facility, (ii) no event of default or default exists or would exist after giving effect thereto, (iii) the representations and warranties in the Credit Documentation shall be true and correct in all material respects, (iv) the Borrower is in compliance with the financial covenants determined on a pro forma basis on the date of incurrence and after giving effect thereto (assuming, in the case of an Incremental Revolving Facility, the full drawing thereunder (without netting the proceeds thereof)), as of the end of the most recent fiscal quarter for which financial statements have been delivered, (v) the maturity date of any such Incremental Term Facility shall be no earlier than the maturity date for the Term B Facility, (vi) the weighted average life to maturity of any Incremental Term Facility shall be no shorter than the weighted average life to maturity of the Term B Facility, (vii) the interest margins for the Incremental Term Facility shall be determined by the Borrower and the lenders of the Incremental Term Facility; provided that in the event that the interest margins for any Incremental Term Facility are greater than the Applicable Margin for the Term B Facility by more than 50 basis points, then the Applicable Margin for the Term B Facility shall be

Annex I-5

increased to the extent necessary so that the interest margins for the Incremental Term Facility are not more than 50 basis points higher than the Applicable Margin for the Term B Facility; provided, further, that in determining the interest margins applicable to the Term B Facility and the Applicable Margins for the Incremental Term Facility, (x) original issue discount (“OID”) or upfront fees (which shall be deemed to constitute like amounts of OID) payable by the Borrower for the account of the Lenders of the Term B Facility or the Incremental Term Facility in the primary syndication thereof shall be included (with OID being equated to interest based on an assumed four-year life to maturity), (y) customary arrangement, structuring, underwriting, amendment or commitment fees payable solely to the Lead Arranger (or its affiliates) in connection with the Term B Facility or to one or more arrangers (or their affiliates) of the Incremental Term Facility shall be excluded, and (z) if the LIBOR or Base Rate floor for the Incremental Term Facility is greater than the LIBOR or Base Rate floor, respectively, for the existing Term B Facility, the difference between such floor for the Incremental Term Facility and the existing Term B Facility shall be equated to an increase in the Applicable Margin for purposes of this clause (vi), (viii) each Incremental Facility may be secured by either a pari passu or junior lien on the Collateral (as hereinafter defined) securing the Senior Credit Facilities in each case on terms and pursuant to documentation reasonably satisfactory to the Administrative Agent and (ix) any Incremental Revolving Facility shall be on terms and pursuant to documentation applicable to the Revolving Credit Facility and any Incremental Term Facility shall be on terms and pursuant to documentation to be determined, provided that, to the extent such terms and documentation are not consistent with the Term B Facility (except to the extent permitted by clause (v), (vi) or (vii) above), they shall be reasonably satisfactory to the Administrative Agent. The Borrower shall seek commitments in respect of any Incremental Facility from existing Lenders or from additional banks, financial institutions and other institutional lenders reasonably acceptable to the Administrative Agent who will become Lenders in connection therewith.

The Credit Documentation will permit the Borrower to utilize availability under the Incremental Term Facilities to issue first or junior lien secured notes (including notes issued through a private placement) or junior lien loans, with the amount of such secured notes or loans reducing the aggregate principal amount available for the Incremental Term Facilities, subject to customary terms and conditions to be agreed.

Refinancing Facilities:	The Credit Documentation will permit the Borrower to refinance loans under the Term Loan Facilities or commitments under the Revolving Credit Facility or loans or commitments under any Incremental Facility (each, “Refinanced Debt”) from time to time, in whole or part, with (x) one or more new term facilities (each, a “Refinancing Term Facility”) or new revolving credit facilities (each, a “Refinancing Revolving Facility”; the Refinancing Term Facilities and the Refinancing Revolving Facilities are collectively referred to herein as “Refinancing Facilities”), respectively, under the Credit Documentation with the consent of

Annex I-6

the Borrower, the Administrative Agent and the institutions providing such Refinancing Facility or (y) one or more series of unsecured notes or loans, notes secured by the Collateral on a pari passu basis with the Senior Credit Facilities or notes or loans secured by the Collateral on a subordinated basis to the Senior Credit Facilities, which will be subject to customary intercreditor terms reasonably acceptable to the Administrative Agent and the Borrower (any such notes or loans, “Refinancing Notes” and together with the Refinancing Facilities, the “Refinancing Indebtedness”); provided that (i) any Refinancing Term Facility or Refinancing Notes consisting of term loans do not mature prior to the maturity date of, or have a shorter weighted average life than, the applicable Refinanced Debt, (ii) any Refinancing Notes consisting of notes do not mature prior to the maturity date of the applicable Refinanced Debt or have any scheduled amortization, (iii) the commitments under any Refinancing Revolving Facility do not terminate prior to the termination date of the revolving commitments under the applicable Refinanced Debt, (iv) there shall be no issuers, borrowers or guarantors in respect of any Refinancing Indebtedness that are not the Borrower or a Guarantor, (v) any Refinancing Notes shall not contain any mandatory prepayment provisions (other than related to customary asset sale and change of control offers or events of default) that could result in prepayments of such Refinancing Notes prior to the maturity date of the applicable Refinanced Debt, (vi) the other terms and conditions of such Refinancing Indebtedness (excluding pricing, interest rate margins, rate floors, discounts, fees and prepayment or redemption provisions) are not materially more favorable (when taken as a whole) to the lenders or investors providing such Refinancing Indebtedness than the terms of the applicable Refinanced Debt and (vii) the proceeds of such Refinancing Facility or Refinancing Notes (a) shall not be in an aggregate principal amount greater than the aggregate principal amount of the applicable Refinanced Debt plus any fees, premiums and accrued interest associated therewith, and costs and expenses related thereto and (b) shall be immediately applied to permanently prepay (or, in the case of a Refinancing Revolving Facility, replace) in whole or in part the applicable Refinanced Debt.

Documentation Standard:	The Credit Documentation (i) shall be based upon the Existing Credit Agreement with appropriate modifications to baskets and materiality thresholds to reflect the Acquisition of the Acquired Business and its subsidiaries, the structure of the Senior Credit Facilities and the leverage and ratings of the Borrower after giving effect to the Acquisition, (ii) shall contain the terms and conditions set forth in this Summary of Term and Conditions, (iii) shall reflect the operational and strategic requirements of the Borrower and its respective subsidiaries in light of their size, industries and practices, (iv) shall be consistent with the proposed business plan and financial model of the Borrower and (v) shall reflect the customary agency and operational requirements of the Administrative Agent (collectively, the “Documentation Standard”), in each case, subject to the Funds Certain Provisions. The Credit Documentation shall, subject to the “market flex” provisions contained in the Fee Letters, contain only those conditions to borrowing, mandatory

Annex I-7

prepayments, representations and warranties, covenants and events of default expressly set forth in this Summary of Terms and Conditions, in each case, applicable to the Borrower and its subsidiaries and, subject to the Documentation Standard and certain other limitations as set forth herein, with standards, qualifications, exceptions and grace and cure periods consistent with the Documentation Standard.

Scheduled Amortization:	Term A Facility: Subject to quarterly amortization of principal in aggregate annual amounts as follows: (i) 5.0% of the original aggregate principal amount of the Term A Facility in each of the first two years following the Closing Date and (ii) 10.0% of the original aggregate principal amount of the Term A Facility in each year thereafter, with the balance payable at final maturity of the Term A Facility.

Term B Facility: Subject to quarterly amortization of principal equal to 0.25% per quarter of the original aggregate principal amount of the Term B Facility, with the balance payable at final maturity of the Term B Facility.

Revolving Credit Facility: None.

Mandatory Prepayments:	In addition to the amortization set forth above and subject to the Documentation Standard and the next paragraph, mandatory prepayments shall be required (i) following the receipt of net cash proceeds by any member of the Consolidated Group (as defined in the Existing Credit Agreement) from any Disposition (as defined in the Existing Credit Agreement) (other than a Disposition among the members of the Consolidated Group) by any member of the Consolidated Group and any Involuntary Disposition (as defined in the Existing Credit Agreement) by any member of the Consolidated Group, in each case, to the extent (A) such proceeds are not reinvested in assets useful in the business of the members of the Consolidated Group within twelve months of the date of such Disposition or Involuntary Disposition and (B) the aggregate amount of such proceeds that are not reinvested in accordance with clause (A) hereof exceeds $20,000,000 in any fiscal year; (ii) following the receipt of net cash proceeds from the issuance or incurrence after the Closing Date of additional debt of any member of the Consolidated Group (other than, (x) if the Bridge Loans are funded, the Rollover Loans or Exchange Notes or Permanent Securities in an initial principal amount sufficient to refinance the outstanding Bridge Facility, (y) the Incremental Facilities, and (z) any other debt permitted under the Credit Documentation); and (iii) in an amount equal to 50.0% of Excess Cash Flow (to be defined in the Credit Documentation) of the Consolidated Group, with step downs based on the Consolidated Total Net Leverage, in each case of clauses (i) - (iii), subject to the limitations set forth in the paragraph immediately following, such amounts shall be applied to the prepayment of the Term Loan Facilities on a pro rata basis.

Notwithstanding the foregoing, mandatory prepayments arising from Dispositions, Involuntary Dispositions and Excess Cash Flow of a foreign subsidiary (i) will not be required to the extent the making of any

Annex I-8

such mandatory prepayment from the net cash proceeds of Dispositions or Involuntary Dispositions received by any foreign subsidiary or Excess Cash Flow of a foreign subsidiary would give rise to an adverse tax consequence (as reasonably determined by the Borrower), (ii) will not be required to the extent such net cash proceeds of any such Dispositions or Involuntary Dispositions or any such Excess Cash Flow have been applied to prepay any permitted indebtedness of the applicable foreign subsidiary or to the extent such foreign subsidiary has reinvested such amounts in its business or the business of any other member of the Consolidated Group; provided that, if an event of default is then continuing, no prepayment of any such indebtedness (other than any prepayment required by the terms of such indebtedness) or reinvestment shall be permitted and (iii) will not be required unless otherwise permissible under local law (as reasonably determined by the Borrower). Mandatory Prepayments arising from such amounts shall be subject to additional time periods to allow for the repatriation of such cash to the extent required hereunder.

Optional Prepayments and Commitment Reductions:	The Senior Credit Facilities may be prepaid at any time in whole or in part without premium or penalty, upon written notice, at the option of the Borrower, except (x) that any prepayment of LIBOR advances other than at the end of the applicable interest periods therefor shall be made with reimbursement for any funding losses and redeployment costs of the Senior Lenders resulting therefrom and (y) as set forth in “Repayment Premium” below. Each optional prepayment of the Term Loan Facilities shall be applied as directed by the Borrower; provided that any Senior Lender under the Term B Facility may, so long as there is a corresponding principal amount outstanding under the Term A Facility, decline to accept any such prepayment, in which case the amount of such declined payment shall be applied as directed by the Borrower to the prepayment of outstanding Term A Facility advances. The unutilized portion of any commitment under the Revolving Credit Facilities may be reduced permanently or terminated by the Borrower at any time without penalty.

Repayment Premium:	In the event that all or any portion of the Term B Facility is (i) repaid, prepaid, refinanced or replaced or (ii) repriced or effectively refinanced through any waiver, consent or amendment (in each case, in connection with any waiver, consent or amendment to the Term B Facility directed at, or the result of which would be, the lowering of the effective interest cost or the weighted average yield of the Term B Facility or the incurrence of any debt financing having an effective interest cost or weighted average yield that is less than the effective interest cost or weighted average yield of the Term B Facility (or portion thereof) so repaid, prepaid, refinanced, replaced or repriced (a “Repricing Transaction”)) occurring on or prior to the first anniversary of the Closing Date, such repayment, prepayment, refinancing, replacement or repricing will be made at 101.0% of the principal amount so repaid, prepaid, refinanced, replaced or repriced. If all or any portion of the Term B Facility held by any Senior Lender is repaid, prepaid, refinanced or

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replaced pursuant to a “yank-a-bank” or similar provision in the Credit Documentation as a result of, or in connection with, such Senior Lender not agreeing or otherwise consenting to any waiver, consent or amendment referred to in clause (ii) above (or otherwise in connection with a Repricing Transaction), such repayment, prepayment, refinancing or replacement will be made at 101.0% of the principal amount so repaid, prepaid, refinanced or replaced.

Security:	The Borrower and each of the Guarantors shall grant the Administrative Agent (for its benefit and for the benefit of the Senior Lenders) valid and perfected first priority (subject to certain exceptions to be set forth in the Credit Documentation and subject to the Documentation Standard) liens on and security interests in all of the following (collectively, the “Collateral”):

	(a)	all present and future shares of capital stock of (or other ownership or profit interests in) each present and future domestic subsidiary and each first-tier foreign subsidiary (limited, in the case of voting stock of any such foreign subsidiary or any Foreign Sub Holdco, to 65% of such voting stock), in each case, held by the Borrower or a Guarantor;

	(b)	all present and future debt owed to the Borrower or any Guarantor;

	(c)	all of the present and future property and assets, real and personal, of the Borrower and each Guarantor, including, but not limited to, machinery and equipment, inventory and other goods, accounts receivable, owned real estate (x) constituting a manufacturing facility property with limited exceptions for any such property anticipated to be closed or sold within twelve months of closing, or (y) with a fair market value in excess of $5,000,000, leasehold mortgage on the leased property located in Albuquerque, New Mexico, fixtures, bank accounts (subject to certain customary exceptions and a basket to be mutually agreed), general intangibles, financial assets, investment property, license rights, patents, trademarks, trade names, copyrights, other intellectual property and other general intangibles, chattel paper, insurance proceeds, contract rights, hedge agreements, documents, instruments, indemnification rights, tax refunds and cash; and

	(d)	all proceeds and products of the property and assets described in clauses (a), (b) and (c) above.

The Collateral shall ratably secure the relevant party’s obligations in respect of the Senior Credit Facilities, any interest protection or other hedging arrangements with a Senior Lender or an affiliate of a Senior Lender and treasury management agreements with a Senior Lender or an affiliate of a Senior Lender.

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All the above-described pledges, security interests and mortgages shall be created on terms, and pursuant to documentation, subject to the Documentation Standard and reasonably satisfactory to the Administrative Agent, and none of the Collateral shall be subject to any other pledges, security interests or mortgages, subject to exceptions to be agreed upon. Assets will be excluded from the Collateral in circumstances to be agreed and in circumstances where the Administrative Agent reasonably determines in consultation with the Borrower that the cost of obtaining a security interest in such assets is excessive in relation to the value afforded thereby. In addition, the Administrative Agent shall not have any right to require the Borrower or any Guarantor to take any steps to perfect any security interest noted herein in any foreign jurisdiction with respect to (x) any owned real estate or leaseholds and (y) immaterial intellectual property.

Conditions Precedent to Closing:	Limited to those conditions specified in (a) paragraph 5 of the Commitment Letter and (b) Annex III to the Commitment Letter.

Conditions Precedent to Each Borrowing Under the Senior Credit Facilities following the Closing Date:	Each borrowing or issuance or renewal of a Letter of Credit under the Senior Credit Facilities following the Closing Date will be subject to satisfaction of the following conditions precedent: (i) delivery of prior written notice of borrowing, (ii) all of the representations and warranties in the Credit Documentation shall be true and correct in all material respects as of the date of such extension of credit and (iii) no default or event of default under the Credit Documentation shall have occurred and be continuing or would result from such extension of credit.

Representations and Warranties:	Subject to the Documentation Standard, with customary exceptions, thresholds and baskets to be agreed upon, representations and warranties shall be limited to the following: (i) existence, qualification and power; (ii) authorization, and non-contravention; (iii) government authorization and other consents; (iv) binding effect; (v) financial statements; (vi) no material adverse effect; (vii) litigation; (viii) no default; (ix) ownership of properties and liens; (x) environmental compliance; (xi) insurance; (xii) taxes; (xiii) ERISA compliance; (xiv) subsidiaries; (xv) Federal Reserve margin regulations and Investment Company Act; (xvi) disclosure; (xvii) compliance with laws (including OFAC and FCPA, subject to knowledge and materiality qualifiers to be agreed upon); (xviii) security agreement, pledge agreement and mortgages; (xix) real property; and (xx) closing date solvency (defined in a manner consistent with the Solvency Certificate (as defined in Annex III hereto)).

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Covenants:	Subject to the Documentation Standard, with customary exceptions, thresholds and baskets to be agreed upon, covenants shall be limited to the following:

	(a)	Affirmative Covenants: (i) financial statements; (ii) certificates; other information (iii) notification; (iv) payment of obligations; (v) preservation of existence; (vi) maintenance of properties; (vii) maintenance of insurance; (viii) compliance with laws and material obligations; ERISA compliance; (ix) books and records; (x) inspection rights; (xi) use of proceeds; (xii) joinder of subsidiaries as guarantors; (xiii) pledge of capital stock and other property; (xiv) commercially reasonable efforts to obtain landlord consents; (xv) further assurances; and (xvi) commercially reasonable efforts to maintain ratings.

	(b)	Negative Covenants: Restrictions on (i) liens (it being agreed that the negative covenant on liens will permit (A) liens on the assets of the direct or indirect foreign subsidiaries securing obligations otherwise permitted by the Credit Documentation and (B) liens securing the Convertible Notes (as defined on Annex III; it being acknowledged that the liens securing the Senior Credit Facilities shall be junior to the liens securing the Convertible Notes to the extent required under the Convertible Notes Indenture or thereunder); (ii) investments (it being agreed that the negative covenant on investments will permit (A) investments made by the Borrower and the Guarantors in foreign subsidiaries of the Borrower up to $50,000,000 at any time outstanding, (B) investments made by and among foreign subsidiaries, in each case without reference to an “Approved Jurisdiction” limitation (as defined and set forth in the Existing Credit Agreement), (C) investments existing on the Closing Date and (D) investments in joint ventures in an amount to be agreed (but in any event not less than $30,000,000)); (iii) indebtedness (it being agreed that the negative covenant on indebtedness will permit (A) foreign subsidiaries to incur indebtedness (x) owed to the Borrower or any Guarantor in an aggregate principal amount not to exceed $50,000,000 at any time outstanding, and (y) owed to any third party in an aggregate principal amount not to exceed $50,000,000 at any time outstanding), (B) guarantees by the Borrower and the other Guarantors of permitted indebtedness of the foreign subsidiaries), (C) foreign subsidiaries to incur indebtedness owed to other foreign subsidiaries and (D) the Convertible Notes, in each case without reference to an “Approved Jurisdiction” limitation); (iv) mergers and dissolutions (it being agreed that the negative covenant on mergers and dissolutions will permit mergers solely among and dissolutions of foreign subsidiaries); (v) dispositions (it being agreed that the negative covenant on dispositions will permit (A) the sale-leaseback of the new corporate offices of the Borrower in Lexington, Kentucky (subject to the application of the net cash proceeds thereof as set forth in “Mandatory Prepayments” above and the reinvestment election provided therein), (B) usual and customary dispositions by foreign subsidiaries to domestic or other foreign subsidiaries and (C) the post-closing corporate restructuring of the subsidiaries

Annex I-12

of the Borrower (provided that, without the consent of the Lead Arranger, such restructuring shall be limited to mergers and dispositions (x) solely by and among domestic subsidiaries and (y) solely by and among foreign subsidiaries); (vi) restricted payments; (vii) change in nature of business; (viii) change in fiscal year (other than the change in the fiscal year of the Acquired Business and its subsidiaries to match the fiscal year of the Borrower); (ix) transactions with affiliates; (x) use of proceeds; (xi) prepaying, redeeming or repurchasing certain debt (it being agreed that the Credit Documentation will allow foreign subsidiaries to prepay, redeem or repurchase debt owed by them (and not by the Borrower or any of its domestic subsidiaries) without restriction from internally generated funds of the foreign subsidiaries); (xii) granting negative pledges that limit or restrict the Administrative Agent from taking or perfecting its lien in the intended Collateral, subject to exceptions to be agreed; (xiii) amending (x) organizational documents in a manner that would be materially adverse to the Lenders or (y) subordinated or junior debt instruments to the extent prohibited by applicable subordination or intercreditor terms, to permit a payment not otherwise permitted hereunder or as would otherwise be materially adverse to the Lenders; and (xiv) subsidiary distributions.

	(c)	Financial Covenants: To be limited to the following (and set at levels to be agreed that represent a non-cumulative cushion of at least 25% to EBITDA as set forth in the Borrower’s financial model delivered by the Borrower on September 26, 2012) and identified as the model referred to in this Annex I:

		•	Maintenance of a minimum Consolidated Interest Coverage Ratio (to be defined in the Credit Documentation); and

		•	Maintenance of a maximum Consolidated Total Net Leverage Ratio.

All of the financial covenants will be calculated on a consolidated basis and for each consecutive four fiscal quarter period. Calculations will be made on a pro forma basis for acquisitions and dispositions outside the ordinary course of business (and incurrences and repayments of debt in connection therewith) including the Transaction, as if they had occurred at the beginning of the applicable period, in accordance with Regulation S-X under the Securities Act of 1933, as amended and otherwise in a manner reasonably satisfactory to the Senior Lead Arranger.

Events of Default:	Subject to the Documentation Standard, with thresholds and grace periods to be mutually agreed, events of default shall be limited to the following: (i) nonpayment of principal, interest, fees or other amounts; (ii) any representation or warranty proving to have been inaccurate in any material respect when made or confirmed; (iii) failure to perform or

Annex I-13

observe covenants set forth in the Credit Documentation; (iv) cross-defaults to other indebtedness in an amount to be agreed; (v) bankruptcy and insolvency defaults; (vi) monetary judgment defaults in an amount to be agreed and material non-monetary judgment defaults; (vii) actual or asserted impairment of Credit Documentation or security; (viii) Change of Control (as defined in the Existing Credit Agreement (x) modified to delete the concept of “Principals” (as defined therein) and (y) with such other modifications as are mutually agreed in light of the terms herein); and (ix) ERISA defaults.

Assignments and Participations:	Each Senior Lender will be permitted to make assignments in minimum amounts to be agreed to other entities approved by (x) the Administrative Agent (y), so long as no payment or bankruptcy event of default has occurred and is continuing, the Borrower, and (z) with respect to commitments under the Revolving Credit Facility, the Swingline Lender and the Issuing Bank, each such approval not to be unreasonably withheld or delayed; provided, however, that (i) no approval of the Borrower shall be required in connection with assignments to other Senior Lenders or any of their affiliates or approved funds, (ii) the Borrower shall be deemed to have given consent to an assignment if it shall have failed to respond to a written notice thereof within 5 business days and (iii) no approval of the Administrative Agent shall be required in connection with assignments (x) under the Term Loan Facilities to other Senior Lenders or any of their affiliates or approved funds or (y) under the Revolving Credit Facility to other Senior Lenders under the Revolving Credit Facility or any of their affiliates or approved funds. Each Senior Lender will also have the right, without consent of the Borrower or the Administrative Agent, to assign as security all or part of its rights under the Credit Documentation to any Federal Reserve Bank. Senior Lenders will be permitted to sell participations with voting rights limited to customary significant matters such as changes in amount, rate and maturity date. An assignment fee in the amount of $3,500 will be charged with respect to each assignment unless waived by the Administrative Agent in its sole discretion.

Assignments of loans under the Term B Facility to the Borrower or any of its subsidiaries shall be permitted subject to satisfaction of conditions to be set forth in the Credit Documentation, including that (i) no default or event of default shall exist or result therefrom, (ii) the Borrower shall be in compliance with all financial covenants on a pro forma basis, (iii) the Borrower or such subsidiary shall make an offer to all Senior Lenders under the Term B Facility in accordance with “Dutch auction” procedures to be agreed, (iv) the Borrower must provide a customary representation and warranty as to disclosure of information, (v) upon the effectiveness of any such assignment, such loans shall be retired and (vi) no borrowings under the Revolving Credit Facility shall be used to fund any such assignment.

Waivers and Amendments:	Amendments and waivers of the provisions of the Credit Documentation will require the approval of Senior Lenders holding loans and

Annex I-14

commitments representing more than 50% of the aggregate advances and commitments under the Senior Credit Facilities (the “Required Lenders”), except that (a) the consent of each Senior Lender directly and adversely affected thereby will also be required with respect to, among other things, (i) increases in commitment amount of such Senior Lender, (ii) reductions of principal, interest, or fees payable to such Senior Lender, (iii) extensions of scheduled maturities or times for payment of amounts payable to such Senior Lender, (iv) releases of all or substantially all of the Collateral or value of the guarantees, (v) changes that impose any restriction on the ability of such Senior Lender to assign any of its rights or obligations and (vi) the definition of Required Lenders and (b) tranche voting will be required for certain matters.

Notwithstanding anything to the contrary set forth herein, the Credit Documentation shall provide that the Borrower may at any time and from time to time request that all or a portion of any loans under the Senior Credit Facilities be converted to extend (i) the scheduled maturity date of any payment of principal with respect to all or a portion of any principal amount of such loans and (ii) the scheduled termination date of any commitments pursuant to the Revolving Credit Facility (any such loans which have been so converted, “Extended Loans”) and upon such request of the Borrower any individual Senior Lender shall have the right to agree to extend the maturity date of its outstanding loans or the termination date of its commitments without the consent of any other Senior Lender; provided that all such requests shall be made pro rata to all Senior Lenders within the applicable Senior Credit Facility. The terms of Extended Loans shall be identical to the loans of the existing class from such Extended Loans are converted except for interest rates, fees, amortization, final maturity date or final termination date, provisions requiring optional and mandatory prepayments to be directed first to the non-extended loans prior to being applied to Extended Loans and certain other customary provisions to be agreed.

Indemnification:	Consistent with the Existing Credit Agreement.

Governing Law:	New York.

Expenses:	Consistent with the Existing Credit Agreement.

Counsel to the Administrative Agent:	Davis Polk & Wardwell LLP

Miscellaneous:	Each of the parties shall (i) waive its right to a trial by jury and (ii) submit to New York jurisdiction. The Credit Documentation shall contain customary “defaulting lender” provisions.

Annex I-15

ANNEX II-A

SUMMARY OF TERMS AND CONDITIONS

BRIDGE LOANS

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Annex II-A is attached.

Borrower:	Same as the Senior Credit Facilities.

Guarantors:	Same as the Senior Credit Facilities.

Bridge Administrative Agent:	Bank of America, N.A. or an affiliate thereof will act as sole and exclusive administrative agent for the Bridge Lenders (the “Bridge Administrative Agent”).

Sole Bridge Lead Arranger and Sole
Bridge Bookrunning Manager:	Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPFS”) will act as sole and exclusive lead arranger and sole and exclusive bookrunning manager for the Bridge Loans (in such capacity, the “Bridge Lead Arranger”).

Bridge Lenders:	Banks, financial institutions and institutional lenders selected by the Bridge Lead Arranger and reasonably acceptable to the Borrower (the “Bridge Lenders”).

Bridge Loans:	$350,000,000 of senior unsecured bridge loans (the “Bridge Loans”), less the aggregate gross proceeds of Notes or any other debt or disqualified equity securities of the Companies (collectively, “Permanent Securities”) issued on or prior to the Closing Date. The Bridge Loans will be available to the Borrower in one drawing upon consummation of the Acquisition.

Ranking:	The Bridge Loans will be senior unsecured obligations of the Borrower and rank pari passu in right of payment with or senior to all other unsecured obligations of the Borrower. The guarantees will be senior unsecured obligations of each Guarantor, ranking pari passu in right of payment with or senior to all other unsecured obligations of such Guarantor.

Security:	None.

Purpose:	The proceeds of the Bridge Loans, together with borrowings under the Senior Credit Facilities on the Closing Date and cash on the balance sheet of the Borrower and the Acquired Business, shall be used (i) to finance the Acquisition and the Refinancing and (ii) to pay fees and expenses incurred in connection with the Transaction.

Interest Rate:	Interest shall be payable quarterly in arrears at a rate per annum equal to three-month LIBOR plus the Applicable Margin.

Annex II-A-1

“Applicable Margin” shall initially be 650 basis points and will increase by an additional 50 basis points at the end of each subsequent three-month period for as long as the Bridge Loans are outstanding; provided that the interest rate shall not exceed the Total Cap (as defined in the Facilities Fee Letter).

“LIBOR” shall be deemed to be not less than 1.25% per annum.

During the continuance of a payment or bankruptcy event of default, interest will accrue on the overdue principal of the Bridge Loans and on any other overdue amount at a rate of 200 basis points in excess of the rate otherwise applicable to the Bridge Loans (except that following the Rollover Date (as defined below), interest on the Bridge Loans will accrue at a per annum rate equal to 200 basis points in excess of the Total Cap), and will be payable on demand.

All calculations of interest shall be made on the basis of actual number of days elapsed in a 360-day year.

Cost and Yield Protection:	Customary for transactions and facilities of this type, including, without limitation, in respect of breakage or redeployment costs incurred in connection with prepayments, changes in capital adequacy and capital requirements or their interpretation, illegality, unavailability, reserves without proration or offset and payments free and clear of withholding or other taxes; provided that for all purposes of the Bridge Loans, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines and directives promulgated thereunder and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case, pursuant to Basel III, shall be deemed introduced or adopted after the Closing Date.

Amortization:	None.

Optional Prepayments:	The Bridge Loans may be prepaid prior to the first anniversary of the Closing Date (the “Rollover Date”), without premium or penalty, in whole or in part, upon written notice, at the option of the Borrower, at any time, together with accrued interest to the prepayment date.

Mandatory Prepayments:	The Borrower shall prepay the Bridge Loans without premium or penalty, together with accrued interest to the prepayment, (a) following the receipt of net cash proceeds by any member of the Consolidated Group from Dispositions and Involuntary Dispositions as set forth in the Credit Documentation for the Senior Credit Facilities (including the reinvestment rights therein) and (b) following the receipt of net cash proceeds by any member of the Consolidated Group from the issuance or incurrence after the Closing Date of additional debt of any member of the Consolidated Group (other than (x) the Incremental Facilities under the Senior Credit Facilities and (y) certain other exceptions to be mutually agreed but to include any indebtedness permitted to be

Annex II-A-2

incurred by the foreign subsidiaries) or equity of the Borrower. The Borrower’s obligation to prepay Bridge Loans shall be deemed to be satisfied with respect to clauses (a) and (b) above on a dollar-for-dollar basis to the extent of amounts applied to repay loans under (i) the Term Loan Facilities or (ii) the Revolving Credit Facility to the extent accompanied by a permanent reduction in commitments thereunder.

Notwithstanding the foregoing, mandatory prepayments arising from Dispositions and Involuntary Dispositions of a foreign subsidiary (i) will not be required to the extent the making of any such mandatory prepayment from the net cash proceeds of Dispositions or Involuntary Dispositions received by any foreign subsidiary would give rise to an adverse tax consequence (as reasonably determined by the Borrower), (ii) will not be required to the extent such net cash proceeds of any such Dispositions or Involuntary Dispositions have been applied to prepay any permitted indebtedness of the applicable foreign subsidiary or to the extent such foreign subsidiary has reinvested such amounts in its business or the business of any other member of the Consolidated Group; provided that, if an event of default is then continuing, no prepayment of any such indebtedness (other than any prepayment required by the terms of such indebtedness) or reinvestment shall be permitted and (iii) will not be required unless otherwise permissible under local law (as reasonably determined by the Borrower). Mandatory Prepayments arising from such amounts shall be subject to additional time periods to allow for the repatriation of such cash to the extent required hereunder.

Change of Control:	In the event of a Change of Control (as defined in the Existing Credit Agreement (x) modified to delete the concept of “Principals” (as defined therein) and (y) with such other modifications as are mutually agreed in light of the terms herein), each Bridge Lender will have the right to require the Borrower, and the Borrower must offer, to prepay the outstanding principal amount of the Bridge Loans at the principal amount thereof, plus accrued and unpaid interest thereon to the date of prepayment. Prior to making any such offer, the Borrower will, within 30 days of the Change of Control, repay all obligations under the Senior Credit Facilities or obtain any required consent of the Senior Lenders under the Senior Credit Facilities to make such prepayment of the Bridge Loans.

Conversion into Rollover Loans:	If the Bridge Loans have not been previously prepaid in full for cash on or prior to the Rollover Date, the principal amount of the Bridge Loans outstanding on the Rollover Date may, subject to the conditions precedent set forth in Annex II-B, be converted into senior unsecured rollover loans with a maturity of 8 years from the Closing Date and otherwise having the terms set forth in Annex II-B (the “Rollover Loans”). Any Bridge Loans not converted into Rollover Loans shall be repaid in full on the Rollover Date.

Annex II-A-3

Exchange into Exchange Notes:	Each Bridge Lender that is (or will immediately transfer its Exchange Notes to) an Eligible Holder (as defined in Annex II-C) will have the right, at any time on or after the Rollover Date, to exchange Rollover Loans held by it for senior unsecured exchange notes of the Borrower having the terms set forth in Annex II-C (the “Exchange Notes”). Notwithstanding the foregoing, the Borrower will not be required to exchange Rollover Loans for Exchange Notes unless at least $75,000,000 of Exchange Notes would be outstanding immediately after such exchange. In connection with each such exchange, or at any time prior thereto if requested by the Initial Bridge Lender, the Borrower shall (i) deliver to the Bridge Lender that is receiving Exchange Notes, and to such other Bridge Lenders as the Initial Bridge Lender requests, an offering memorandum of the type customarily utilized in a Rule 144A offering of high yield securities covering the resale of such Exchange Notes or Bridge Loans by such Bridge Lenders, in such form and substance as reasonably acceptable to the Borrower and the Initial Bridge Lender, and keep such offering memorandum updated in a manner as would be required pursuant to a customary Rule 144A securities purchase agreement, (ii) execute an exchange agreement containing provisions customary in Rule 144A transactions (including indemnification provisions) and a registration rights agreement customary in Rule 144A offerings, in each case, if requested by the Initial Bridge Lender, (iii) deliver or cause to be delivered such opinions and accountants’ comfort letters addressed to the Initial Bridge Lender and such certificates as the Initial Bridge Lender may reasonably request as would be customary in Rule 144A offerings and otherwise in form and substance reasonably satisfactory to the Initial Bridge Lender and (iv) take such other actions, and cause its advisors, auditors and counsel to take such actions, as reasonably requested by the Initial Bridge Lender in connection with issuances or resales of Exchange Notes or Bridge Loans, including providing such information regarding the business and operations of the Borrower and its subsidiaries as is reasonably requested by any prospective holder of Exchange Notes or Bridge Loans and customarily provided in due diligence investigations in connection with purchases or resales of securities.

Conditions Precedent:	Limited to those conditions specified in (a) paragraph 5 of the Commitment Letter and (b) Annex III to the Commitment Letter.

Affirmative Covenants:	Affirmative covenants that are customary for bridge facilities of borrowers of similar size and credit quality, as determined by the Bridge Lead Arranger in light of prevailing market conditions and other circumstances. In addition the Borrower will be required to comply with the Facilities Fee Letter and to use its commercially reasonable efforts to refinance the Bridge Facility with the proceeds of Permanent Securities as promptly as practicable following the Closing Date, including by taking the actions specified in paragraph (ix) of Annex III.

Negative Covenants:	Negative covenants that are customary for high yield debt securities of issuers of similar size and credit quality, as determined by the Bridge

Annex II-A-4

Lead Arranger in light of prevailing market conditions and other circumstances, but no more restrictive than the negative covenants set forth in the Credit Documentation for the Senior Credit Facilities; provided that prior to the Rollover Date, the limitation on restricted payments and the limitation on debt may be more restrictive than customary high yield debt covenants and the Senior Credit Facilities.

Representations and Warranties, Events of Default, Waivers and Consents:	Based on those contained in the Senior Credit Facilities.

Assignments and Participations:	Each Bridge Lender will be permitted to make assignments in minimum amounts to be agreed to other entities approved by the Bridge Administrative Agent, which approval shall not be unreasonably withheld or delayed; provided, however, that no such approval shall be required in connection with assignments to other Bridge Lenders or any of their affiliates or approved funds; provided further that, prior to the Rollover Date, the consent of the Borrower shall be required with respect to any assignment if the Initial Bridge Lender (and its subsidiaries) would hold, in the aggregate after giving effect to such assignment, less than 50.1% of the Bridge Loans. Each Bridge Lender will also have the right, without any consent, to assign as security all or part of its rights under the Credit Documentation to any Federal Reserve Bank. Bridge Lenders will be permitted to sell participations with voting rights limited to significant matters such as changes in amount, rate and maturity date. An assignment fee in the amount of $3,500 will be charged with respect to each assignment unless waived by the Administrative Agent in its sole discretion.

If the Initial Bridge Lender makes an assignment of Bridge Loans at a price less than par, the assignment agreement may provide that, upon any repayment or prepayment of such Bridge Loans with the proceeds of an issuance of securities of the Borrower or any of its subsidiaries in which the Initial Bridge Lender or an affiliate thereof acted as underwriter or initial purchaser (an “Applicable Offering”), (i) the Borrower shall pay the holder of such Bridge Loans the price set forth in the assignment agreement as the price (which may be the price at which the Initial Bridge Lender assigned such Bridge Loans but in any event may not be greater than par) at which the holder of such Bridge Loans will be repaid by the Borrower with the proceeds of an Applicable Offering (the “Agreed Price”) and (ii) the Borrower shall pay the Initial Bridge Lender the difference between par and the Agreed Price. Such payments by the Borrower shall be in full satisfaction of such Bridge Loans in the case of a repayment or prepayment with proceeds of an Applicable Offering. For the avoidance of doubt, the provisions of this paragraph do not apply to any repayments or prepayments other than with proceeds of an Applicable Offering.

Governing Law:	New York.

Annex II-A-5

Indemnification and Expenses:	Same as the Senior Credit Facilities.

Counsel to Bridge Lead Arranger:	Davis Polk & Wardwell LLP

Annex II-A-6

ANNEX II-B

SUMMARY OF TERMS AND CONDITIONS

SENIOR SUBORDINATED ROLLOVER LOANS

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Annex II-B is attached.

Borrower:	Same as the Borrower of the Bridge Loans.

Guarantors:	Same as the Bridge Loans.

Rollover Loans:	Rollover Loans in an initial principal amount equal to 100% of the outstanding principal amount of the Bridge Loans on the Rollover Date. Subject to the conditions precedent set forth below, the Rollover Loans will be available to the Borrower to refinance the Bridge Loans on the Rollover Date. The Rollover Loans will be governed by the Credit Documentation for the Bridge Loans and, except as set forth below, shall have the same terms as the Bridge Loans.

Ranking:	Same as the Bridge Loans.

Interest Rate:

Interest shall be payable quarterly in arrears at a rate per annum equal to the Total Cap.

During the continuance of a payment or bankruptcy event of default, interest will accrue on the overdue principal of the Rollover Loans and on any other overdue amount at a rate of 200 basis points in excess of the rate otherwise applicable to the Rollover Loans, and will be payable on demand.

All calculations of interest shall be made on the basis of actual number of days elapsed in a 360-day year.

Maturity:	8 years after the Closing Date (the “Rollover Maturity Date”).

Amortization:	None.

Optional Prepayments:	For so long as the Rollover Loans have not been exchanged for Exchange Notes of the Borrower as provided in Annex II-C, they may be prepaid at the option of the Borrower, in whole or in part, at any time, together with accrued and unpaid interest to the prepayment date (but without premium or penalty).

Mandatory Prepayments:	Same as the Bridge Loans.

Conditions Precedent to Rollover:	The ability of the Borrower to convert any Bridge Loans into Rollover Loans is subject to the following conditions being satisfied:

Annex II-B-1

(i)      at the time of any such refinancing, there shall exist no event of default or event that, with notice and/or lapse of time, could become an event of default, and there shall be no failure to comply with the Take-out Demand (as defined in the Facilities Fee Letter);

(ii) all fees due to the Bridge Lead Arranger and the Initial Bridge Lender shall have been paid in full;

(iii) the Bridge Lenders shall have received promissory notes evidencing the Rollover Loans (if requested) and such other documentation as shall be set forth in the Credit Documentation; and

(iv) no order, decree, injunction or judgment enjoining any such refinancing shall be in effect.

Covenants:	From and after the Rollover Date, the covenants applicable to the Rollover Loans will conform to those applicable to the Exchange Notes, except for covenants relating to the obligation of the Borrower to refinance the Rollover Loans and others to be agreed (which shall, in no event, be more restrictive than the covenants applicable to the Bridge Loans).

Assignments and Participations:	Same as the Bridge Loans.

Governing Law:	New York.

Indemnification and Expenses:	Same as the Bridge Loans.

Annex II-B-2

ANNEX II-C

SUMMARY OF TERMS AND CONDITIONS

SENIOR SUBORDINATED EXCHANGE NOTES

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Annex II-C is attached.

Issuer:	Same as the Borrower of the Bridge Loans.

Guarantors:	Same as the Bridge Loans.

Exchange Notes:	The Borrower will issue the Exchange Notes under an indenture that complies with the Trust Indenture Act of 1939, as amended (the “Indenture”). The Borrower will appoint a trustee reasonably acceptable to the holders of the Exchange Notes. The Indenture will be in substantially the form attached as an exhibit to the Credit Documentation for the Bridge Facility. The Indenture will include provisions customary for an indenture governing publicly traded high yield debt securities, but with covenants that are more restrictive in certain respects. Except as expressly set forth above, the Exchange Notes shall have the same terms as the Rollover Loans.

Ranking:	Same as the Bridge Loans.

Security:	None.

Interest Rate:

Interest shall be payable quarterly in arrears at a per annum rate equal to the Total Cap.

During the continuance of a payment or bankruptcy event of default, interest will accrue on the overdue principal of the Exchange Notes and on any other overdue amount at a rate of 200 basis points in excess of the rate otherwise applicable to the Exchange Notes, and will be payable on demand.

Maturity:	Same as the Rollover Loans.

Amortization:	None.

Optional Redemption:	Until the fourth anniversary of the Closing Date, the Exchange Notes will be redeemable at a customary “make-whole” premium calculated using a discount rate equal to the yield on comparable Treasury securities plus 50 basis points. Thereafter, the Exchange Notes will be redeemable at the option of the Issuer at a premium equal to 50% of the coupon on the Exchange Notes, declining ratably to par on the date which is two years prior to the Rollover Maturity Date.

In addition, the Exchange Notes will be redeemable at the option of the Issuer prior to the third anniversary of the Closing Date with the net cash proceeds of qualified equity offerings of the Issuer at a premium

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equal to the coupon on the Exchange Notes; provided that after giving effect to such redemption at least 65% of the aggregate principal amount of Exchange Notes originally issued shall remain outstanding.

Mandatory Offer to Purchase:	The Issuer will be required to offer to purchase the Exchange Notes upon a Change of Control at 101% of the principal amount thereof plus accrued interest to the date of purchase. In addition, the Exchange Notes will be subject to a customary offer to purchase upon Dispositions or Involuntary Dispositions by any member of the Consolidated Group, subject to limitations on the application of net cash proceeds received by foreign subsidiaries of the Issuer substantially similar to those set forth in the Credit Documentation for the Bridge Loans. The Issuer’s obligation to offer to purchase Exchange Notes in connection with any Dispositions or Involuntary Dispositions shall be deemed to be satisfied on a dollar-for-dollar basis to the extent of amounts applied to repay loans under (i) the Term Loan Facilities or (ii) the Revolving Credit Facility to the extent accompanied by a permanent reduction in commitments thereunder.

Right to Transfer Exchange Notes:	Each holder of Exchange Notes shall have the right to transfer its Exchange Notes in whole or in part, at any time to an Eligible Holder (as defined below) and, after the Exchange Notes are registered pursuant to the provisions described under “Registration Rights”, to any person or entity; provided that if the Issuer or any of its affiliates holds Exchange Notes, such Exchange Notes shall be disregarded in any voting. “Eligible Holder” will mean (a) an institutional “accredited investor” within the meaning of Rule 501 under the Securities Act, (b) a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act, (c) a person acquiring the Exchange Notes pursuant to an offer and sale occurring outside of the United States within the meaning of Regulation S under the Securities Act or (d) a person acquiring the Exchange Notes in a transaction that is, in the opinion of counsel reasonably acceptable to the Issuer, exempt from the registration requirements of the Securities Act; provided that in each case such Eligible Holder represents that it is acquiring the Exchange Notes for its own account and that it is not acquiring such Exchange Notes with a view to, or for offer or sale in connection with, any distribution thereof (within the meaning of the Securities Act) that would be in violation of the securities laws of the United States or any state thereof.

Registration Rights:	The Issuer will be required to:

• within 60 days after the Rollover Date, file a registration statement for an offer to exchange the Exchange Notes for publicly registered notes with identical terms;

• use its reasonable best efforts to cause the registration statement to become effective under the Securities Act within 150 days after the Rollover Date;

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• complete the exchange offer within 180 days after the Rollover Date; and

•        file and use its reasonable best efforts to cause to become effective a shelf registration statement for the resale of the Exchange Notes if it cannot complete an exchange offer by such 180th day and in certain other circumstances, and keep such shelf registration statement effective, with respect to resales of the Exchange Notes, for as long as it is required by the holders of the Exchange Notes to resell the Exchange Notes.

Upon failure to comply with the requirements of the registration rights agreement (a “Registration Default”), the Issuer shall pay liquidated damages to each holder of Exchange Notes with respect to the first 90-day period immediately following the occurrence of the first Registration Default in an amount equal to 0.25% per annum on the principal amount of Exchange Notes held by such holder. The amount of the liquidated damages will increase by an additional 0.25% per annum on the principal amount of Exchange Notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of liquidated damages for all Registration Defaults of 1.00% per annum.

Governing Law:	New York.

Indemnification and Expenses:	Same as the Bridge Loans.

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ANNEX III

CONDITIONS PRECEDENT TO CLOSING

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Annex III is attached.

The initial extensions of credit under the Senior Credit Facilities and the funding of the Bridge Loans under the Bridge Facility will, subject to the Funds Certain Provisions, be subject to satisfaction (or waiver by the applicable Initial Lenders) of the following conditions precedent:

(i) The Acquisition shall have been or shall substantially concurrently be, consummated in accordance with the terms of the Agreement and Plan of Merger dated September 26, 2012 (together with all Schedules and Exhibits thereto, the “Acquisition Agreement”) without giving effect to any amendment, change or supplement or waiver of any provision thereof (including any change in the purchase price) in any manner that is materially adverse to the interests of the Lenders or the Lead Arranger without the prior written consent of the Lead Arranger (it being understood that (A) any reduction of the purchase price in respect of the Acquisition will be materially adverse to the Lenders and the Lead Arranger, unless (x) such reduction is in the aggregate less than 10% of the purchase price payable on the date hereof and (y) there is a concurrent reduction in the aggregate principal amount of the commitments in respect of the Term Loan Facilities and the Bridge Facility in an amount equal to such reduction (to be allocated amongst such Facilities on a pro rata basis (subject to a minimum Bridge Facility size of $300,000,000) and (B) any amendment, change, supplement, waiver or consent permitting the disposition of assets of the Acquired Business or its subsidiaries having a fair market value (as determined by the board of directors of the Borrower in its reasonable judgment) of not more than $15,000,000 in the aggregate for all such dispositions shall not be materially adverse to the Lenders or the Lead Arranger).

(ii) All representations and warranties under the Credit Documentation shall be made on the Closing Date; provided, however the only representations and warranties the accuracy of which shall be a condition to the initial availability of the Facilities shall be (A) the Acquisition Agreement Representations (as defined below) and (B) the Specified Representations (as defined below) in all material respects. “Acquisition Agreement Representations” shall mean the representations made by or with respect to the Acquired Business and its subsidiaries in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that the breach of any such representations results in you or any of your affiliates having the right to terminate your or its obligations under the Acquisition Agreement (after giving effect to any applicable notice and cure period) or results in the failure of a condition precedent to your obligation to consummate the Acquisition pursuant to the Acquisition Agreement. “Specified Representations” shall mean the representations and warranties in the Credit Documentation relating to (in each case, subject to applicable materiality qualifiers and the Documentation Standard): (i) (A) corporate status of you and the other Guarantors and (B) corporate power and authority to enter into the Credit Documentation by you and the other Guarantors, (ii) due authorization, execution, delivery and enforceability of the Credit Documentation by you and the other Guarantors, (iii) no conflicts with charter documents by you and the other Guarantors, (iv) compliance by you and the other Guarantors (other than the Acquired Business and its subsidiaries) with Federal Reserve margin regulations, U.S.A. Patriot Act and the Investment Company Act, (v) solvency of you and the other Guarantors on a consolidated basis and on a pro forma basis for the Transaction (such representations to be substantially identical to those set forth in the Solvency Certificate attached as Annex IV to the Commitment Letter (the “Solvency Certificate”)), and (vi) the creation, validity, priority and perfection of the security interests granted in the Collateral by you and the other Guarantors on the Closing Date substantially concurrently with the initial funding of the Facilities (it being understood that to the extent any security interest in the Collateral (other than any Collateral of the Borrower and the Guarantors the security interest in which may be perfected by the filing of a UCC financing statement, the filing of short-form security agreements with the United States Patent and Trademark Office or the United States Copyright Office or the delivery of certificates evidencing equity interests) is not perfected on the Closing Date after your use of commercially reasonable efforts to do so, the perfection of such security interest shall not constitute a condition precedent to the availability of the Facilities on the Closing Date but shall be required to be perfected not later than 90 days after the Closing Date pursuant to arrangements to be mutually agreed).

(iii) Since November 28, 2011, there shall not have been any event, change, occurrence, development or effect which has had or would be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect (as defined below). For purposes hereof, “Company Material Adverse Effect” means any event, change, occurrence, development or effect that would have or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries taken as a whole, other than any event, change, occurrence, development or effect resulting from (i) changes in general economic, financial market, business or geopolitical conditions, (ii) changes or developments generally applicable to any of the industries and markets in which the Company or its Subsidiaries operate, (iii) changes in any applicable Law or GAAP (or interpretations thereof), (iv) any change in the price or trading volume of the shares of Company Common Stock, or the credit rating of the Company, in each case in and of itself (provided, that the facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of “Company Material Adverse Effect” may be taken into account in determining whether there has been a Company Material Adverse Effect), (v) any failure by the Company to meet any published analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (provided, that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of “Company Material Adverse Effect” may be taken into account in determining whether there has been a Company Material Adverse Effect), (vi) any outbreak or escalation of hostilities or war (whether or not declared), military actions or the escalation thereof, or any act of sabotage or terrorism or any natural disasters, (vii) the announcement of the Agreement and the transactions contemplated hereby, (viii) any action (A) required by the Agreement or (B) taken at the request of the Borrower or Sub (with the prior written consent of the Lead Arranger) or (ix) any stockholder or derivative Action arising from allegations of a breach of fiduciary duty relating to the Agreement or the transactions contemplated thereby, except in the case of each of clauses (i) through (iii) and (vi), to the extent such events, changes, occurrences, developments or effects have, individually or in the aggregate, a disproportionate impact on the Company and its Subsidiaries, taken as a whole, relative to other industry participants (in which case the incremental disproportionate impact or impacts may be taken into account in determining whether there has been a Company Material Adverse Effect) (it being understood and agreed that capitalized terms used in this definition (other than references to the Borrower and the Lead Arranger) have the meanings specified therefor in the Acquisition Agreement in effect on the date hereof without giving effect to any amendments thereto or consents thereunder).

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(iv) The Lead Arranger shall have received the Solvency Certificate from the chief financial officer of the Borrower.

(v) The Lead Arranger under each Facility shall have received (A) customary opinions of counsel to the Borrower and the Guarantors (which shall cover authority, legality, validity, binding effect and enforceability of the credit documents for such Facility, non-contravention of organizational documents, specified material agreements and applicable law and, in the case of the Senior Credit Facilities, creation and perfection of the liens granted thereunder on the Collateral on the Closing Date), (B) customary corporate resolutions, customary closing date officer’s certificates certifying as to the satisfactions of the conditions precedent to the Facilities, customary secretary’s certificates appending such resolutions, charter documents and incumbency certificate and information necessary for the Lead Arranger to perform customary UCC lien searches at the State level prior to closing and (C) subject to the Documentation Standard, a customary borrowing notice.

(vi) The Lead Arranger shall have received: (A) the audited consolidated balance sheets and related consolidated statements of operations, cash flows and shareholders’ equity of each of the Borrower and the Acquired Business for the three most recently completed fiscal years of the Borrower and the Acquired Business, respectively, ended at least 90 days before the Closing Date, accompanied by an unqualified report thereon by their respective independent registered public accountants; (B) the unaudited consolidated balance sheets and related statements of operations and cash flows of each of the Borrower and the Acquired Business for each subsequent fiscal quarter of the Borrower and the Acquired Business, respectively, ended at least 45 days before the Closing Date (the “Quarterly Financial Statements”) (it is acknowledged and agreed by the Lead Arranger that to the extent the balance sheets and statements identified in clause (A) and clause (B) have been filed with the Securities Exchange Commission, the Lead Arranger shall be deemed to have received the same and such filed balance sheets and statements shall be deemed to be “Information” delivered by or on behalf of the Borrower for all purposes of the Commitment Letter); and (C) pro forma balance sheet and related statement of operations of the Borrower and its subsidiaries (including the Acquired Business) as of and for the twelve-month period ending with the latest quarterly period of the Borrower covered by the Quarterly Financial Statements, in each case after giving effect to the Transaction (the “Pro Forma Financial Statements”), all of which financial statements shall be prepared in accordance with generally accepted accounting principles in the United States and comply with in all material respects the requirements of Regulation S-X under the Securities Act and all other accounting rules and regulations of the Securities and Exchange Commission promulgated thereunder applicable to a registration statement under the Securities Act on Form S-1 (except that it is understood and agreed that the Pro Forma Financial Statements may not comply with Regulation S-X only insofar that Regulation S-X contemplates fiscal year and interim period pro forma financial statements rather than “last twelve-month” (“LTM”) pro forma financial statements).

(vii) The Lead Arranger shall have received a completed Information Memorandum not later than 21 consecutive calendar days prior to the Closing Date; provided that such 21 consecutive day period shall (i) either end on or prior to December 17, 2012 or begin no earlier than January 7, 2013, (ii) either end on or prior to June 28, 2013 or begin no earlier than July 8, 2013, (iii) either end on or prior to August 16, 2013 or begin no earlier than September 3, 2013 and (iv) exclude November 18, 2012 through November 25, 2012, which for purposes of such calculation shall not constitute calendar days; and such Information Memorandum shall be in customary complete form or which, with respect to the description of the Facilities and any other parts thereof for which the Lead Arrangers’ or their advisors cooperation or approval is required, the Borrower shall have used its commercially reasonable efforts to cause to be complete.

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(viii) All fees due to the Administrative Agents, the Lead Arranger and the Lenders under the Fee Letters and the Commitment Letter to be paid, and all expenses to be paid or reimbursed under the Commitment Letter to the Administrative Agents and the Lead Arranger that have been invoiced at least three business days prior to the Closing Date, shall have been paid, in each case, from the proceeds of the initial funding under the applicable Facilities.

(ix) With respect to the Bridge Facility, (a) one or more investment banks reasonably satisfactory to the Lead Arrangers (collectively, the “Investment Bank”) shall have been engaged to privately place the Take-out Financing (as defined in the Facilities Fee Letter), (b) the Lead Arrangers and the Investment Bank each shall have received (i) a prospectus, offering memorandum or private placement memorandum (an “Offering Memorandum”) which shall be in customary complete form or which, with respect to the description of the Take-out Financing and any other parts thereof for which the Investment Bank’s or its advisors’ cooperation or approval is required for them to be complete, the Borrower shall have used its commercially reasonable efforts to cause it to be complete, and in either case, which Offering Memorandum shall contain information regarding the Borrower and the Acquired Business of the type and form customarily included in private placements under Rule 144A of the Securities Act and including, to the extent customary in such private placements, financial statements, pro formas, business and other financial data of the type required in a registered offering by Regulation S-X and Regulation S-K under the Securities Act (excluding, for the avoidance of doubt, information required by Item 3-10 or 3-16 of Regulation S-X) and, in the case of the annual financial statements, the auditors’ reports thereon, which information shall, at all times during the Marketing Period (as defined below), be sufficient for an offering of debt securities on Form S-1 by a non-reporting company to be declared effective by the Securities and Exchange Commission and (ii) drafts of customary “comfort” letters (including “negative assurance” comfort) that independent accountants of the Borrower and the Acquired Business would be prepared to deliver upon completion of customary procedures in connection with the offering of the Take-out Financing, (c) the Borrower shall have provided access to the senior management and other representatives of the Borrower, and used its commercially reasonable efforts to cause the Acquired Business to provide access to the senior management and other representatives of the Acquired Business, in each case, to participate in a customary high-yield “road show” during the Marketing Period and (d) the Investment Bank shall have been afforded a period of at least 21 consecutive calendar days (or such shorter period reasonably acceptable to the Lead Arrangers) following the (x) satisfaction of the condition set forth in clause (b) above and (y) the satisfaction or (to the extent permitted by applicable law and the Acquisition Agreement) waiver by the applicable parties thereto of those conditions set forth in Section 7.1 and Section 7.2 of the Acquisition Agreement (other than those conditions that by their nature are to be satisfied at the closing thereof) to seek to offer and sell or privately place the Take-out Financing with qualified purchasers thereof (the “Marketing Period”); provided that such 21 consecutive day period shall (i) either end on or prior to December 17, 2012 or begin no earlier than January 7, 2013, (ii) either end on or prior to June 28, 2013 or begin no earlier than July 8, 2013, (iii) either end on or prior to August 16, 2013 or begin no earlier than September 3, 2013 and (iv) exclude November 18, 2012 through November 25, 2012, which for purposes of calculating the Marketing Period shall not constitute calendar days.

(x) The Refinancing shall have been, or shall concurrently with the initial funding of the Facilities be, consummated or arrangements for such Refinancing (reasonably satisfactory to the Lead Arranger) shall have been established substantially concurrently with the initial funding of the Facilities; provided that with respect to the Acquired Business’s Senior Secured Third Lien Convertible Notes due 2016 (the “Convertible Notes”), (x) the Borrower shall have paid the Convertible Note Consideration to the Paying Agent (each as defined in the Acquisition Agreement in effect on the date hereof without giving effect to any amendments thereto or consents thereunder)

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substantially concurrently with the initial funding of the Facilities and (y) (1) certain stockholders of the Acquired Business shall have entered into a letter agreement with the Borrower (the “Support Agreement”), as required pursuant to the Acquisition Agreement, and performed all obligations required to be performed by them thereunder on or prior to the Closing Date with respect to the Convertible Notes held by them, including (A) providing consent to a supplemental indenture to the Convertible Notes Indenture (as defined in the Acquisition Agreement in effect on the date hereof without giving effect to any amendments thereto or consents thereunder) to eliminate all of the negative and restrictive covenants set forth therein that are capable of being amended by the approval of a majority of the holders of the Convertible Notes (for avoidance of doubt, such supplemental indenture shall not include any item for which consent of all holders of the Convertible Notes are required pursuant to Section 9.02(h) of the Convertible Notes Indenture), including, without limitation, those negative and restrictive covenants set forth on Exhibit B to the Support Agreement (in effect on the date hereof without giving effect to any amendments thereto or consents thereunder) and (B) exercising the conversion right with respect to all such Convertible Notes (in each of clause (A) and (B) to the extent required by the Support Agreement (in effect on the date hereof without giving effect to any amendments thereto or consents thereunder)) and (2) the trustee thereto shall have entered into a supplemental indenture to the Convertible Notes Indenture effective as of the Closing Date giving effect to the amendments specified in clause (y)(1)(A) above (clauses (x) and (y), collectively, the “Specified Convertible Notes Actions”). The Senior Administrative Agent and the Bridge Administrative Agent shall have received reasonably satisfactory evidence of (A) the repayment, defeasance or call for redemption (together with concurrent discharge thereof) of (i) the Existing Credit Facility, (ii) the Amended and Restated Credit Agreement, dated as of May 9, 2012 among the Acquired Business, affiliates of the Acquired Business, as guarantors, and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, (iii) the Acquired Business’s 10.875% Senior Secured Notes due 2016 and (iv) the Acquired Business’s 8.25% Senior Subordinated Notes due 2014 (collectively, the “Refinanced Debt”), as applicable, in each case, the termination of any commitments under the Refinanced Debt, to the extent applicable, in each case, the release of any guarantees of the Refinanced Debt and, to the extent applicable, in each case, the discharge of all liens and security interests securing the Refinanced Debt other than liens permitted to remain outstanding under the Credit Documentation and (B) the occurrence of the Specified Convertible Notes Actions.

(xi) To the extent the Lead Arranger shall have made a written request to the Borrower, at least 10 business days prior to the Closing Date, for the same, the Borrower and each of the Guarantors shall have provided the documentation and other information to the Administrative Agents that are required by regulatory authorities under applicable “know-your-customer” rules and regulations, including the Patriot Act, at least five business days prior to the Closing Date.

(xii) On the Closing Date, after giving effect to the Transaction, the Borrower and its subsidiaries shall have no outstanding indebtedness or preferred stock other than (a) the loans and other extensions of credit under the Facilities, (b) capital leases and purchase money and equipment financing indebtedness incurred in the ordinary course of business, (c) indebtedness of the Acquired Business existing as of the date hereof not being repaid or retired, or is being discharged or redeemed in connection with the Refinancing, (d) other indebtedness incurred by the Acquired Business under Section 5.1 of the Acquisition Agreement (as in effect on the date hereof without giving effect to any amendments thereto or consents thereunder unless otherwise consented to by the Lead Arranger), (e) the Convertible Notes, (f) intercompany indebtedness, (g) other indebtedness in an aggregate principal amount not to exceed $40,000,000 and (h) such other indebtedness to be mutually agreed. For purposes of this clause (xii), ordinary course hedging arrangements shall not constitute indebtedness.

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(xiii) From the date hereof through the Closing Date, (a) neither the Borrower nor any of its subsidiaries (which, for the avoidance of doubt, shall not include the Acquired Business and its subsidiaries) shall have consummated any merger, acquisition or disposition of assets and (b) the Borrower shall not have paid any dividend or effected any share buybacks (or entered into an agreement to consummate any of the foregoing) (each a “Specified Transaction”), other than (1) the Transaction, (2) dispositions in the ordinary course of business, (3) Specified Transactions that, in the aggregate, involve consideration of not more than $40,000,000 and (4) Specified Transactions that are approved by the Lead Arranger in its reasonable discretion.

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ANNEX IV

SOLVENCY CERTIFICATE1

[            ], 2012

This SOLVENCY CERTIFICATE (this “Certificate”) is delivered in connection with that certain Credit Agreement dated as of [            ], 201[  ] (as amended, supplemented, amended and restated, replaced, or otherwise modified from time to time, the “Credit Agreement”) among Tempur-Pedic International Inc., a Delaware corporation (the “Borrower”), BANK OF AMERICA, N.A., as administrative agent and collateral agent, and the financial institutions from time to time party thereto as lenders. Capitalized terms used herein without definition have the same meanings as in the Credit Agreement.

In my capacity as a Responsible Officer of Company (as defined below), and not in my individual capacity, I believe that:

1. Company (as used herein “Company” means the Borrower and its subsidiaries, taken as a whole) is not now, nor will the incurrence of the obligations under the Credit Agreement [and the consummation of the Acquisition]2 on the Closing Date, on a pro forma basis, render Company “insolvent” as defined in this paragraph; in this context, “insolvent” means that (i) the fair value of assets is less than the amount that will be required to pay the total liability on existing debts as they become absolute and matured and (ii) the present fair salable value of assets is less than the amount that will be required to pay the probable liability on existing debts as they become absolute and matured. The term “debts” as used in this Certificate includes any legal liability, whether matured or unmatured, liquidated or unliquidated, absolute, fixed or contingent.

2. As of the date hereof, after giving effect to the incurrence of the obligations under the Credit Agreement [and the consummation of the Acquisition], Company is able to pay its debts as they become absolute and mature.

3. The incurrence of the obligations under the Credit Agreement [and the consummation of the Acquisition] on the Closing Date, on a pro forma basis, will not leave Company with property remaining in its hands constituting “unreasonably small capital.” I understand that “unreasonably small capital” depends upon the nature of the particular business or businesses conducted or to be conducted, and I have reached my conclusion based on my current assumptions regarding the needs and anticipated needs for capital of the businesses conducted or anticipated to be conducted by Company in light of projected financial statements and available credit capacity, which current assumption I do not believe to be unreasonable in light of the circumstances applicable thereto.

[Signature page follows]

[1]	Defined terms to be aligned with those in the definitive Credit Agreement.
[2]	Bracketed language to be included if Acquisition takes place on the closing date of the Senior Credit Facilities.

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I represent the foregoing information is provided to the best of my knowledge and belief and execute this Certificate as of the date first above written.

[ ]

By:
Name:
Title:

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